Exhibit 99.2

MANAGEMENT'S RESPONSIBLITY FOR FINANCIAL REPORTING
The accompanying consolidated financial statements have been prepared by management and are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Other information contained in this document has also been prepared by management and is consistent with the data contained in the consolidated financial statements. A system of internal control has been developed and is maintained by management to provide reasonable assurance that assets are safeguarded and financial information is accurate and reliable.

The Board of Directors approves the consolidated financial statements and ensures that management discharges its financial reporting responsibilities. The Board’s review is accomplished principally through the Audit Committee, which is composed of non-executive directors. The Audit Committee meets periodically with management and the auditors to review financial reporting and control matters.

Charles Jeannes	Lindsay Hall
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Vancouver, Canada
February 12, 2014

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Goldcorp Inc.

We have audited the accompanying consolidated financial statements of Goldcorp Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2013, December 31, 2012 and January 1, 2012, and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2013, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Goldcorp Inc. and subsidiaries as at as at December 31, 2013, December 31, 2012 and January 1, 2012 and their financial performance and their cash flows for each of the years in the two-year period ended December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter
Without modifying our opinion, we draw attention to Note 4 to the consolidated financial statements, which explains that the Company has changed its method of accounting for its 37.5% interest in Minera Alumbrera Limited, which was previously proportionately consolidated in the Company’s consolidated financial statements, and has now been classified as an investment in associate and is accounted for using the equity method in 2012 due to the adoption of IFRS 10 – Consolidated Financial Statements and IFRS 11 – Joint Arrangements.

Other Matter
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.
Chartered Accountants
Vancouver, Canada
February 12, 2014

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MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Goldcorp Inc. (“Goldcorp” or “the Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or caused to be designed under the supervision of, the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. It includes those policies and procedures that:

i.	pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, the transactions and dispositions of assets of Goldcorp;

ii.
provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that Goldcorp’s receipts and expenditures are made only in accordance with authorizations of management and Goldcorp’s directors; and

iii.
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Goldcorp’s assets that could have a material effect on Goldcorp’s consolidated financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Goldcorp’s internal control over financial reporting as of December 31, 2013, based on the criteria set forth in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2013, Goldcorp’s internal control over financial reporting was effective.

The effectiveness of Goldcorp’s internal control over financial reporting, as of December 31, 2013, has been audited by Deloitte LLP, Independent Registered Chartered Accountants, who also audited the Company’s consolidated financial statements as of and for the year ended December 31, 2013, as stated in their report which appears on the following page.

Charles Jeannes	Lindsay Hall
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Vancouver, Canada
February 12, 2014

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Goldcorp Inc.

We have audited the internal control over financial reporting of Goldcorp Inc. and subsidiaries (the “Company”) as of December 31, 2013, based on the criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated February 12, 2014 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s adoption of IFRS 10 and 11.

Chartered Accountants
Vancouver, Canada
February 12, 2014

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CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
YEARS ENDED DECEMBER 31
(In millions of United States dollars, except for per share amounts)

	Note	2013	2012
			Note 4
Revenues	16(c)	$3,687	$4,660
Mine operating costs
Production costs	8	(1,991)	(1,961)
Depreciation and depletion	13(h) & 16	(634)	(585)
		(2,625)	(2,546)
Earnings from mine operations		1,062	2,114
Exploration and evaluation costs	13(c)	(45)	(54)
Share of net (losses) earnings and impairment of associates	14 & 17	(395)	210
Impairment of mining interests and goodwill	13(a) & 17	(2,646)	—
Corporate administration		(236)	(245)
(Loss) earnings from operations and associates	16	(2,260)	2,025
Losses on securities, net	23(b)	(32)	(67)
Gains on derivatives, net	23(a)	83	155
(Loss) gain on dispositions of mining interests, net	13(e) & (f)	(11)	12
Finance costs	9	(50)	(27)
Other (expenses) income		(58)	17
(Loss) earnings from continuing operations before taxes		(2,328)	2,115
Income tax expense	22	(314)	(420)
Net (loss) earnings from continuing operations attributable to shareholders of Goldcorp Inc.		$(2,642)	$1,695
Net (loss) earnings from discontinued operation attributable to shareholders of Goldcorp Inc.	7	$(67)	$54
Net (loss) earnings attributable to shareholders of Goldcorp Inc.		$(2,709)	$1,749
Net (loss) earnings per share from continuing operations
Basic	26	$(3.25)	$2.09
Diluted	26	(3.25)	1.89
Net (loss) earnings per share
Basic	26	$(3.34)	$2.16
Diluted	26	(3.34)	1.95

The accompanying notes form an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
YEARS ENDED DECEMBER 31
(In millions of United States dollars)

	Note	2013	2012
			Note 4
Net (loss) earnings attributable to shareholders of Goldcorp Inc.		$(2,709)	$1,749
Other comprehensive (loss) income, net of tax	23(b)
Items that may be reclassified subsequently to net (loss) earnings:
Mark-to-market losses on available-for-sale securities		(76)	(52)
Reclassification adjustment for impairment losses included in net (loss) earnings		29	63
Reclassification adjustment for realized gains on disposition of available-for-sale securities recognized in net (loss) earnings		(1)	(3)
		(48)	8
Items that will not be reclassified to net (loss) earnings:
Remeasurements on defined benefit pension plans		(2)	—
		(2)	—
Total other comprehensive (loss) income, net of tax		$(50)	$8
Total comprehensive (loss) income attributable to shareholders of Goldcorp Inc.		$(2,759)	$1,757

The accompanying notes form an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31
(In millions of United States dollars)

	Note	2013	2012
			Note 4
Operating Activities
Net (loss) earnings from continuing operations		$(2,642)	$1,695
Adjustments for:
Dividends from associate	14	108	—
Reclamation expenditures	21	(15)	(21)
Items not affecting cash:
Losses on securities, net	23(b)	32	67
Impairment of mining interests and goodwill	13(a) & 17	2,646	—
Depreciation and depletion	13(h) & 16	634	585
Share of net losses (earnings) and impairment of associates	14 & 17	395	(210)
Share-based compensation expense	25(c), (d) & (e)	72	82
Unrealized gains on derivatives, net	23(a)	(70)	(155)
Revision of estimate and accretion of reclamation and closure cost obligations	8 & 9	(5)	98
Deferred income tax expense (recovery)	22	217	(26)
Loss (gain) on dispositions of mining interests, net	13(e) & (f)	11	(12)
Other		40	3
Change in working capital	27	(517)	(206)
Net cash provided by operating activities of continuing operations		906	1,900
Net cash provided by operating activities of discontinued operation		49	60
Investing Activities
Expenditures on mining interests	16(e)	(1,993)	(2,269)
Deposits on mining interests expenditures		(195)	(275)
Interest paid	16(e)	(23)	(17)
Proceeds from dispositions of mining interests, net	13(e) & (f)	8	43
Purchases of money market investments and available-for-sale securities	27	(615)	(19)
Proceeds from maturities and sales of money market investments and available-for-sale securities, net	27	621	289
Other		—	16
Net cash used in investing activities of continuing operations		(2,197)	(2,232)
Net cash used in investing activities of discontinued operation	27	(49)	(34)
Financing Activities
Debt borrowings, net of borrowing costs	20 & 23(d)(ii)	1,781	—
Debt repayments	23(d)(ii)	(300)	—
Common shares issued, net of issue costs		3	44
Dividends paid to shareholders	26	(486)	(438)
Other	23(d)(ii)	160	—
Net cash provided by (used in) financing activities of continuing operations		1,158	(394)
Effect of exchange rate changes on cash and cash equivalents		1	(1)
Decrease in cash and cash equivalents		(132)	(701)
Cash and cash equivalents, beginning of the year		757	1,458
Cash and cash equivalents, end of the year	27	$625	$757
Supplemental cash flow information (note 27)
The accompanying notes form an integral part of these consolidated financial statements.

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CONSOLIDATED BALANCE SHEETS
(In millions of United States dollars)

	Note	At December 31 2013	At December 31 2012	At January 1 2012
			Note 4	Note 4
Assets
Current assets
Cash and cash equivalents	27	$625	$757	$1,458
Money market investments	23(d)(ii)	—	—	272
Accounts receivable	23(a)	469	567	403
Inventories and stockpiled ore	10	727	696	550
Notes receivable	11	5	5	40
Income taxes receivable		182	25	5
Assets held for sale	7	227	—	—
Other	12	139	145	83
		2,374	2,195	2,811
Mining interests
Owned by subsidiaries	13	22,928	23,902	22,249
Investments in associates	13 & 14	2,210	2,663	1,940
	13	25,138	26,565	24,189
Goodwill	15	1,454	1,737	1,737
Investments in securities	18	77	162	207
Notes receivable	11	23	37	42
Deposits on mining interests expenditures		71	95	73
Deferred income taxes	22	19	—	—
Other	19	408	188	87
Total assets	16	$29,564	$30,979	$29,146
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$856	$830	$545
Income taxes payable		6	101	32
Current portion of long-term debt	20	832	—	—
Derivative liabilities	23(a)	57	68	65
Liabilities relating to assets held for sale	7	44	—	—
Other	21 & 23(d)(ii)	238	69	39
		2,033	1,068	681
Deferred income taxes	22	5,594	5,434	5,442
Long-term debt	20	1,482	783	737
Derivative liabilities	23(a)	—	79	237
Provisions	21	517	500	355
Income taxes payable		55	62	113
Other	23(d)(ii)	125	124	96
Total liabilities	16	9,806	8,050	7,661
Equity
Shareholders’ equity
Common shares, stock options and restricted share units		17,191	17,117	16,992
Accumulated other comprehensive income		1	51	43
Retained earnings		2,353	5,548	4,237
		19,545	22,716	21,272
Non-controlling interests		213	213	213
Total equity		19,758	22,929	21,485
Total liabilities and equity		$29,564	$30,979	$29,146
Commitments and contingencies (notes 13(m), 23(d)(ii) & 29)
Approved by the Board of Directors and authorized for issue on February 12, 2014.

Charles Jeannes, Director	Ian Telfer, Director
The accompanying notes form an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In millions of United States dollars, shares in thousands)

	Common Shares			Accumulated Other Comprehensive Income (Loss)
	Shares issued, fully paid with no par value	Amount	Stock options and restricted share units	Investment revaluation reserve	Other	Retained earnings	Attributable to shareholders of Goldcorp Inc.	Non-controlling interests	Total
At January 1, 2013	811,519	$16,865	$252	$51	$—	$5,548	$22,716	$213	$22,929
Total comprehensive loss							—
Net loss	—	—	—	—		(2,709)	(2,709)	—	(2,709)
Other comprehensive loss	—	—	—	(48)	(2)	—	(50)	—	(50)
	—	—	—	(48)	(2)	(2,709)	(2,759)	—	(2,759)
Stock options exercised and restricted share units issued and vested (notes 25(a) & (b))	738	30	(27)	—	—	—	3	—	3
Share-based compensation (note 25(c))	—	—	71	—	—	—	71	—	71
Dividends (note 26)	—	—	—	—	—	(486)	(486)	—	(486)
At December 31, 2013	812,257	$16,895	$296	$3	$(2)	$2,353	$19,545	$213	$19,758

	Common Shares			Accumulated Other Comprehensive Income
	Shares issued, fully paid with no par value	Amount	Stock options and restricted share units	Investment revaluation reserve	Other	Retained earnings	Attributable to shareholders of Goldcorp Inc.	Non- controlling interests	Total
At January 1, 2012	809,941	$16,793	$199	$43	$—	$4,237	$21,272	$213	$21,485
Total comprehensive income
Net earnings	—	—	—	—	—	1,749	1,749	—	1,749
Other comprehensive income	—	—	—	8	—	—	8	—	8
	—	—	—	8	—	1,749	1,757	—	1,757
Stock options exercised and restricted share units issued and vested (notes 25(a) & (b))	1,578	72	(28)	—	—	—	44	—	44
Share-based compensation (note 25(c))	—	—	81	—	—	—	81	—	81
Dividends (note 26)	—	—	—	—	—	(438)	(438)	—	(438)
At December 31, 2012	811,519	$16,865	$252	$51	$—	$5,548	$22,716	$213	$22,929
The accompanying notes form an integral part of these consolidated financial statements.

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(In millions of United States dollars, except where noted)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS
Goldcorp Inc. is the ultimate parent company of its consolidated group (“Goldcorp” or “the Company”). The Company is incorporated and domiciled in Canada, and its registered office is at Suite 3400 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.
The Company is a gold producer engaged in the operation, exploration, development and acquisition of precious metal properties in Canada, the United States, Mexico, and Central and South America. The Company’s current sources of operating cash flows are primarily from the sale of gold, silver, copper, lead and zinc.
At December 31, 2013, the Company’s principal producing mining properties were comprised of the Red Lake, Porcupine and Musselwhite gold mines in Canada; the Peñasquito gold/silver/lead/zinc mine and the Los Filos and El Sauzal gold mines in Mexico; the Marlin gold/silver mine in Guatemala; the Alumbrera gold/copper mine (37.5% interest) in Argentina (note 4); the Wharf gold mine in the United States; and the Pueblo Viejo gold/silver/copper mine (40.0% interest) in the Dominican Republic (note 14(b)). The Company's 66.7% interest in the Marigold mine in the United States was classified as a discontinued operation during the year ended December 31, 2013 (note 7).
The Company’s significant development projects at December 31, 2013 were comprised of the Cerro Negro gold project in Argentina; the Éléonore and Cochenour gold projects in Canada; the El Morro gold/copper project (70% interest) in Chile, and the Camino Rojo gold/silver project in Mexico. At December 31, 2013, the Company also owns a 26.9% equity interest in Primero Mining Corp. (“Primero”), a publicly traded company engaged in the production of precious metals with operations (primarily the San Dimas gold/silver mine (“San Dimas”)) in Mexico, and a 39.7% equity interest in Tahoe Resources Inc. (“Tahoe”), a publicly traded company focused on the exploration and development of resource properties, with a principal objective to develop the Escobal silver project in Guatemala (“Escobal”). On January 14, 2014, Tahoe announced that the Escobal mine had achieved commercial production, effective January 1, 2014.

2.	BASIS OF PREPARATION
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), effective as of December 31, 2013. IFRS comprises IFRSs, International Accounting Standards (“IASs”), and interpretations issued by the IFRS Interpretations Committee (“IFRICs”) and the former Standing Interpretations Committee (“SICs”). The Company’s significant accounting policies are described in note 3.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of these consolidated financial statements are as follows:

(a)	Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for derivative assets and liabilities, other financial assets classified as at fair value through profit or loss, or available-for-sale, which are measured at fair value and assets classified as held for sale that are measured at fair value less costs to sell. Additionally, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

(b)	Currency of presentation

The Company's presentation currency is the United States ("US") dollar. All amounts are expressed in millions of US dollars, unless otherwise stated. References to C$ are to Canadian dollars.

(c)	Basis of consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The principal subsidiaries (mine sites and operating segments) of Goldcorp and their geographic locations at December 31, 2013 were as follows:

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(In millions of United States dollars, except where noted)

Direct parent company (mine site and operating segment) (note 16)	Location	Ownership interest	Mining properties and development projects owned (note 13)
Red Lake Gold Mines Ontario Partnership (“Red Lake”)	Canada	100%	Red Lake and Campbell Complexes, and Cochenour project
Goldcorp Canada Ltd./Goldcorp Inc. (“Porcupine”)	Canada	100%	Porcupine mines
Goldcorp Canada Ltd./Goldcorp Inc. (“Musselwhite”)	Canada	100%	Musselwhite mine
Les Mines Opinaca Ltée (“Éléonore”)	Canada	100%	Éléonore project
Minera Peñasquito S.A. de C.V. and Camino Rojo S.A. de C.V. (“Peñasquito”)	Mexico	100%	Peñasquito mines, and Camino Rojo project
Desarrollos Mineros San Luis S.A. de C.V. (“Los Filos”)	Mexico	100%	Los Filos mines
Minas de la Alta Pimeria S.A. de C.V. (“El Sauzal”)	Mexico	100%	El Sauzal mine
Montana Exploradora de Guatemala S.A. (“Marlin”)	Guatemala	100%	Marlin mine
Oroplata S.A. (“Cerro Negro”)	Argentina	100%	Cerro Negro project
Marigold Mining Company (“Marigold”)	United States	66.7%	Marigold mine (note 7)
Wharf Resources (USA) Inc. (“Wharf”)	United States	100%	Wharf mine
Sociedad Contractual Minera El Morro (“El Morro”)	Chile	70%	El Morro project
Intercompany assets and liabilities, equity, income, expenses and cash flows between the Company and its subsidiaries are eliminated.
These consolidated financial statements also include the following significant investments in associates that are accounted for using the equity method (note 3(d)):

Associates (mine site and operating segment) (notes 14 and 16)	Location	Ownership interest	Mining properties and development projects owned (note 13)
Minera Alumbrera Limited (“Alumbrera”)	Argentina	37.5%	Alumbrera mine (note 4)
Pueblo Viejo Dominicana Corporation (“Pueblo Viejo”)	Dominican Republic	40.0%	Pueblo Viejo mine (notes 14(b) and (c))
Primero Mining Corp.	Mexico	26.9%	San Dimas mine
Tahoe Resources Inc.	Guatemala	39.7%	Escobal project (note 14(f))

(d)	Investments in associates

The Company conducts a portion of its business through equity interests in associates. An associate is an entity over which the Company has significant influence, and is neither a subsidiary nor a joint venture. The Company has significant influence when it has the power to participate in the financial and operating policy decisions of the associate but does not have control or joint control over those policies.

The Company accounts for its investments in associates using the equity method, except when classified as held for sale. Under the equity method, the Company’s investment in an associate is initially recognized at cost and subsequently increased or decreased to recognize the Company's share of earnings and losses of the associate, after any adjustments necessary to give effect to uniform accounting policies, any other movement in the associate's reserves, and for impairment losses after the initial recognition date. The total carrying amount of the Company's investments in associates also include any long-term debt interests which in substance form part of the Company's net investment. The Company’s share of an associate’s losses that are in excess of its investment in the associate are recognized only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. The Company's share of earnings and losses of associates are recognized in net earnings during the period. Distributions received from an associate are accounted for as a reduction in the carrying amount of the Company’s investment. The Company’s investments in associates are included in mining interests on the Consolidated Balance Sheets.

Unrealized gains and losses between the Company and its associates are recognized only to the extent of unrelated investors’ interests in the associates. Intercompany balances and interest expense and income arising on loans and borrowings between the Company and its associates are not eliminated.

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(In millions of United States dollars, except where noted)

(e)	Impairment of investments in associates

At the end of each reporting period, the Company assesses whether there is any objective evidence that an investment in an associate is impaired. Objective evidence includes observable data indicating there is a measurable decrease in the estimated future cash flows of the associate’s operations. When there is objective evidence that an investment in associate is impaired, the carrying amount of such investment is compared to its recoverable amount, being the higher of its fair value less costs to sell ("FVLCTS") and value-in-use ("VIU"). If the recoverable amount of an investment in associate is less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss, being the excess of carrying amount over the recoverable amount, is recognized in the period in which the relevant circumstances are identified. When an impairment loss reverses in a subsequent period, the carrying amount of the investment in associate is increased to the revised estimate of recoverable amount to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had an impairment loss not been previously recognized. A reversal of an impairment loss is recognized in net earnings in the period in which the reversal occurs.

(f)	Business combinations

A business combination is defined as an acquisition of assets and liabilities that constitute a business. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return to the Company and its shareholders in the form of dividends, lower costs or other economic benefits. A business consists of inputs, including non-current assets, and processes, including operational processes, that when applied to those inputs have the ability to create outputs that provide a return to the Company and its shareholders. A business also includes those assets and liabilities that do not necessarily have all the inputs and processes required to produce outputs, but can be integrated with the inputs and processes of the Company to create outputs. When acquiring a set of activities or assets in the exploration and development stage, which may not have outputs, the Company considers other factors to determine whether the set of activities or assets is a business. Those factors include, but are not limited to, whether the set of activities or assets:

(i)	Has begun planned principal activities;

(ii)	Has employees, intellectual property and other inputs and processes that could be applied to those inputs;

(iii)	Is pursuing a plan to produce outputs; and

(iv)	Will be able to obtain access to customers that will purchase the outputs.

Not all of the above factors need to be present for a particular integrated set of activities or assets in the exploration and development stage to qualify as a business.

Business combinations are accounted for using the acquisition method whereby identifiable assets acquired and liabilities assumed, including contingent liabilities, are recorded at 100% of their fair values at acquisition date. The acquisition date is the date at which the Company obtains control over the acquiree, which is generally the date that consideration is transferred and the Company acquires the assets and assumes the liabilities of the acquiree. The Company considers all relevant facts and circumstances in determining the acquisition date.

The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the fair values of the assets at the acquisition date transferred by the Company, the liabilities, including contingent consideration, incurred and payable by the Company to former owners of the acquiree and the equity interests issued by the Company. The measurement date for equity interests issued by the Company is the acquisition date. Acquisition-related costs, other than costs to issue debt or equity securities, of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issue costs.
It generally requires time to obtain the information necessary to identify and measure the following as of the acquisition date:

(i)	The identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree;

(ii)	The consideration transferred in exchange for an interest in the acquiree;

(iii)	In a business combination achieved in stages, the equity interest in the acquiree previously held by the acquirer; and

(iv)	The resulting goodwill or gain on a bargain purchase.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports in its consolidated financial statements provisional amounts for the items for which the accounting is incomplete.

GOLDCORP    |  12

(In millions of United States dollars, except where noted)

During the measurement period, the Company will retrospectively adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognized as of that date. During the measurement period, the Company will also recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date and, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable and shall not exceed one year from the acquisition date.

Non-controlling interests are recorded at their proportionate share of the fair value of identifiable net assets acquired on initial recognition. The excess of: (i) total consideration transferred by the Company, measured at fair value, including contingent consideration, and (ii) the non-controlling interests in the acquiree, over the fair value of net assets acquired, is recorded as goodwill.

(g)	Discontinued operation

A discontinued operation is a component of the Company that either has been disposed of, or is classified as held for sale, and: (i) represents a separate major line of business or geographical area of operation; (ii) is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operation; or (iii) is a subsidiary acquired exclusively with a view to resell.

A component of the Company comprises an operation and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.

(h)	Assets and liabilities held for sale

A non-current asset or disposal group of assets and liabilities (disposal group) is classified as held for sale when it meets the following criteria:

(i)	The non-current asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; and

(ii)	The sale of the non-current asset or disposal group is highly probable. For the sale to be highly probable:
a. The appropriate level of management must be committed to a plan to sell the asset or disposal group;
b. An active program to locate a buyer and complete the plan must have been initiated;
c. The non-current asset or disposal group must be actively marketed for sale at a price that is reasonable in relation to its current fair value;
d. The sale should be expected to qualify for recognition as a completed sale within one year from the date of classification as held for sale (with certain exceptions); and

e. Actions required to complete the plan should indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Non-current assets and disposal groups are classified as held for sale from the date these criteria are met and are measured at the lower of the carrying amount and FVLCTS. If the FVLCTS is lower than the carrying amount, an impairment loss is recognized in net earnings. Upon classification as held for sale, non-current assets are no longer depreciated.

(i)	Foreign currency translation

The functional and presentation currency of the Company and each of its subsidiaries, associates and joint ventures is the US dollar. Accordingly, foreign currency transactions and balances of the Company’s subsidiaries, associates and joint ventures are translated as follows: (i) monetary assets and liabilities denominated in currencies other than the US dollar ("foreign currencies") are translated into US dollars at the exchange rates prevailing at the balance sheet date; (ii) non-monetary assets denominated in foreign currencies and measured at other than fair value are translated using the rates of exchange at the transaction dates; (iii) non-monetary assets denominated in foreign currencies that are measured at fair value are translated using the rates of exchange at the dates those fair values are determined; and (iv) income statement items denominated in foreign currencies are translated using the average monthly exchange rates.

GOLDCORP    |  13

(In millions of United States dollars, except where noted)

Foreign exchange gains and losses are recognized in net earnings and presented in the Consolidated Statements of (Loss) Earnings in accordance with the nature of the transactions to which the foreign currency gains and losses relate. Unrealized foreign exchange gains and losses on cash and cash equivalent balances denominated in foreign currencies are disclosed separately in the Consolidated Statements of Cash Flows.

(j)	Revenue recognition

The Company includes proceeds from the sale of all metals in revenue. The Company has determined that gold is the Company’s primary product and other metals produced as part of the extraction process are considered to be by-products of gold. Revenue from the sale of metals is recognized when the significant risks and rewards of ownership have passed to the buyer; it is probable that economic benefits associated with the transaction will flow to the Company; the sale price can be measured reliably; the Company has no significant continuing involvement; and the costs incurred or to be incurred in respect of the transaction can be measured reliably. In circumstances where title is retained to protect the financial security interests of the Company, revenue is recognized when the significant risks and rewards of ownership have passed to the buyer.

The initial sales price of the Company’s concentrate metal sales is determined on a provisional basis at the date of sale. The final sales price is based on the monthly average London Metal Exchange or London Bullion Market Association prices with monthly movements between the provisional and final pricing recognized in revenue. The period between provisional invoicing and final pricing, or settlement period, is typically between 30 and 120 days. Revenue on provisionally priced sales is recognized based on the estimated fair value of the total consideration receivable. These provisional sales contain an embedded derivative instrument which represents the forward contract for which the provisional sale is subsequently adjusted and is required to be separated from the host contract. Accordingly, the fair value of the final sales price adjustment is re-estimated by reference to forward market prices at each period end and changes in fair value are recognized as an adjustment to revenue. Accounts receivable for metal concentrate sales are therefore measured at fair value. Refining and treatment charges are netted against revenues from metal concentrate sales.

(k)	Earnings per share

Earnings per share calculations are based on the weighted average number of common shares outstanding during the period. For calculations of diluted earnings per share, the weighted average number of common shares outstanding are adjusted to include the effects of restricted share units and dilutive stock options, whereby proceeds from the potential exercise of dilutive stock options with exercise prices that are below the average market price of the underlying shares are assumed to be used in purchasing the Company’s common shares at their average market price for the period. The dilutive effect of the Company’s convertible senior notes is determined by adjusting the numerator for interest expensed during the period, net of tax, and for mark-to-market gains and losses recognized in net earnings during the period for changes in the fair value of the conversion feature of the outstanding notes, and the denominator for the additional weighted average number of common shares on an if converted basis as at the beginning of the period.

(l)	Cash and cash equivalents

Cash and cash equivalents include cash and short-term money market investments that are readily convertible to cash with original terms of three months or less.

(m)	Inventories and stockpiled ore

Finished goods, work-in-process, heap leach ore and stockpiled ore are measured at the lower of average cost and net realizable value. Net realizable value is calculated as the estimated price at the time of sale based on prevailing and long-term metal prices less estimated future costs to convert the inventories into saleable form and estimated costs to sell. At operations where the ore extracted contains significant amounts of metals other than gold, primarily silver, copper, lead and zinc, cost is allocated between the joint products on a pro-rata basis. Incremental processing costs directly related to a joint product are allocated to that metal. Where insignificant amounts of metals other than gold are produced during the production process, these by-products are valued at their estimated net realizable value.

Ore extracted from the mines is stockpiled and subsequently processed into finished goods (gold and by-products in doré or concentrate form). Costs are included in work-in-process inventory based on current costs incurred up to the point prior to the refining process, including applicable depreciation and depletion of mining interests, and removed at the average cost per recoverable ounce of gold. The average costs of finished goods represent the average costs of work-in-process inventories incurred prior to the refining process, plus applicable refining costs.

The recovery of gold and by-products from certain oxide ore is achieved through a heap leaching process at the Peñasquito, Los Filos, Marigold (note 7) and Wharf mines. Under this method, ore is stacked on leach pads and treated with a chemical solution that

GOLDCORP    |  14

(In millions of United States dollars, except where noted)

dissolves the gold contained within the ore. The resulting pregnant solution is further processed in a plant where the gold is recovered. Costs are included in heap leach ore inventory based on current mining and leaching costs, including applicable depreciation and depletion of mining interests and refining costs, and removed from heap leach ore inventory as ounces of gold are recovered at the average cost per recoverable ounce of gold on the leach pads. Estimates of recoverable gold on the leach pads are calculated based on the quantities of ore placed on the leach pads (measured tonnes added to the leach pads), the grade of ore placed on the leach pads (based on assay data), and a recovery percentage (based on ore type).

Supplies are measured at average cost. In the event that the net realizable value of the finished product, the production of which the supplies are held for use in, is lower than the expected cost of the finished product, the supplies are written down to net realizable value. Replacement costs of supplies are generally used as the best estimate of net realizable value.

The costs of inventories sold during the period are presented as mine operating costs in the Consolidated Statements of (Loss) Earnings.

(n)	Mining interests

Mining interests include mining properties, related plant and equipment, and the Company's investments in associates (note 3(d)).

Mining properties

Mining properties are comprised of reserves, resources and exploration potential. The value associated with resources and exploration potential is the value beyond proven and probable reserves.

Resources represent the property interests that are believed to potentially contain economic mineralized material such as inferred material within pits; measured, indicated and inferred resources with insufficient drill spacing to qualify as proven and probable reserves; and inferred resources in close proximity to proven and probable reserves. Exploration potential represents the estimated mineralized material contained within: (i) areas adjacent to existing reserves and mineralization located within the immediate mine area; (ii) areas outside of immediate mine areas that are not part of measured, indicated, or inferred resources; and (iii) greenfields exploration potential that is not associated with any other production, development, or exploration stage property.

Recognition

Capitalized costs of mining properties include the following:

(i)	Costs of acquiring production, development and exploration stage properties in asset acquisitions;

(ii)	Costs attributed to mining properties acquired in business combinations;

(iii)	Expenditures incurred to develop mining properties;

(iv)	Economically recoverable exploration and evaluation expenditures;

(v)	Borrowing costs incurred that are attributable to qualifying mining properties;

(vi)	Certain costs incurred during production, net of proceeds from sales, prior to reaching operating levels intended by management; and

(vii)	Estimates of reclamation and closure costs (note 3(r)).

Acquisitions:

The cost of acquiring a mining property either as an individual asset purchase or as part of a business combination is capitalized and represents the property’s fair value at the date of acquisition. Fair value is determined by estimating the value of the property’s reserves, resources and exploration potential.

GOLDCORP    |  15

(In millions of United States dollars, except where noted)

Development expenditures:

Drilling and related costs incurred to define and delineate a mineral deposit that has not been classified as proven and probable reserves are capitalized and included in the carrying amount of the related property in the period incurred, when management determines that it is probable that the expenditures will result in a future economic benefit to the Company.

In open pit mining operations, it is necessary to incur costs to remove overburden and other mine waste materials in order to access the ore body (stripping costs). Stripping costs incurred prior to the production stage of a mining property (pre-stripping costs) are capitalized as part of the carrying amount of the related mining property.

Exploration and evaluation expenditures:

The costs of acquiring rights to explore, exploratory drilling and related costs incurred on sites without an existing mine and on areas outside the boundary of a known mineral deposit which contain proven and probable reserves are exploration and evaluation expenditures and are expensed as incurred to the date of establishing that costs incurred are economically recoverable. Exploration and evaluation expenditures incurred subsequent to the establishment of economic recoverability are capitalized and included in the carrying amount of the related mining property.

Management uses the following criteria in its assessments of economic recoverability and probability of future economic benefit:

(i)	Geology: there is sufficient geologic certainty of converting a mineral deposit into a proven and probable reserve. There is a history of conversion to reserves at operating mines;

(ii)
Scoping or feasibility: there is a scoping study or preliminary feasibility study that demonstrates the additional reserves and resources will generate a positive commercial outcome. Known metallurgy provides a basis for concluding there is a significant likelihood of being able to recover the incremental costs of extraction and production;

(iii)	Accessible facilities: the mineral deposit can be processed economically at accessible mining and processing facilities where applicable;

(iv)
Life of mine plans: an overall life of mine plan and economic model to support the economic extraction of reserves and resources exists. A long-term life of mine plan and supporting geological model identifies the drilling and related development work required to expand or further define the existing ore body; and

(v)	Authorizations: operating permits and feasible environmental programs exist or are obtainable.

Prior to capitalizing exploratory drilling, evaluation, development and related costs, management determines that the following conditions have been met:

(i)	It is probable that a future economic benefit will flow to the Company;

(ii)	The Company can obtain the benefit and controls access to it;

(iii)	The transaction or event giving rise to the future economic benefit has already occurred; and

(iv)	Costs incurred can be measured reliably.

Borrowing costs:

Borrowing costs incurred that are attributable to acquiring and developing exploration and development stage mining properties and constructing new facilities (qualifying assets) are capitalized and included in the carrying amounts of qualifying assets until those qualifying assets are ready for their intended use, which in the case of mining properties, is when the mining property reaches commercial production. Capitalization commences on the date that expenditures for the qualifying asset are being incurred, borrowing costs are being incurred by the Company and activities that are necessary to prepare the qualifying asset for its intended use are being undertaken. All other borrowing costs are expensed in the period in which they are incurred. For funds obtained from general borrowing, the amount capitalized is calculated using a weighted average of rates applicable to the borrowings during the period. For funds borrowed that are directly attributable to a qualifying asset, the amount capitalized represents the actual borrowing costs incurred on the specific borrowings.

GOLDCORP    |  16

(In millions of United States dollars, except where noted)

Costs incurred during production:

Capitalization of costs incurred ceases when the mining property is capable of operating at levels intended by management. Costs incurred prior to this point, including depreciation of related plant and equipment, are capitalized and proceeds from sales during this period are offset against costs capitalized.

Development costs incurred to maintain current production are included in mine operating costs. These costs include the development and access (tunnelling) costs of production drifts to develop the ore body in the current production cycle.

During the production phase of a mine, stripping costs incurred that provide access to a component of reserves and resources that will be produced in future periods and that would not have otherwise been accessible are capitalized ("stripping activity asset"). The costs qualifying for capitalization are those costs directly incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable overhead costs, and which are determined using a strip ratio methodology. The strip ratio represents the ratio of the estimated total volume of waste material to the estimated total quantity of economically recoverable ore of the component of the reserves and resources for which access has been improved.The stripping activity asset is included as part of the carrying amount of the mining property. Capitalized stripping costs are amortized based on the estimated recoverable ounces contained in reserves and resources that directly benefit from the stripping activities. Costs for waste removal that do not give rise to future economic benefits are included in mine operating costs in the period in which they are incurred.

Measurement

Mining properties are recorded at cost less accumulated depletion and impairment losses.

Depletion:

The carrying amounts of mining properties are depleted using the unit-of-production method over the estimated recoverable ounces, when the mine is capable of operating at levels intended by management. Under this method, depletable costs are multiplied by the number of ounces produced, and divided by the estimated recoverable ounces contained in proven and probable reserves and a portion of resources where it is considered highly probable that those resources will be economically extracted. During the year ended December 31, 2013, depletion expense would increase by $43 million (2012 – $19 million) if resources were excluded from recoverable ounces.

A mine is capable of operating at levels intended by management when:

(i)	Operational commissioning of major mine and plant components is complete;

(ii)	Operating results are being achieved consistently for a period of time;

(iii)	There are indicators that these operating results will be continued; and

(iv)
Other factors are present, including one or more of the following: A significant portion of plant/mill capacity has been achieved; a significant portion of available funding is directed towards operating activities; a pre-determined, reasonable period of time has passed; or significant milestones for the development of the mining property have been achieved.

Management reviews the estimated total recoverable ounces contained in depletable reserves and resources at each financial year end, and when events and circumstances indicate that such a review should be made. Changes to estimated total recoverable ounces contained in depletable reserves and resources are accounted for prospectively.

Impairment:

At the end of each reporting period, the Company reviews its mining properties and plant and equipment at the cash-generating unit ("CGU") level to determine whether there is any indication that these assets are impaired. If any such indication exists, the recoverable amount of the relevant CGU is estimated in order to determine the extent of impairment. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company’s CGUs are its significant mine sites, represented by its principal producing mining properties and significant development projects. In certain circumstances, where the recoverable amount of an individual asset can be determined, impairment is performed at the individual asset level.

GOLDCORP    |  17

(In millions of United States dollars, except where noted)

The recoverable amount of a mine site is the greater of its FVLCTS and VIU. In determining the recoverable amounts of each of the Company’s mine sites, the Company uses the FVLCTS as this will generally be greater than or equal to the VIU. When there is no binding sales agreement, FVLCTS is estimated as the discounted future after-tax cash flows expected to be derived from a mine site, less an amount for costs to sell estimated based on similar past transactions. When discounting estimated future after-tax cash flows, the Company uses its after-tax weighted average cost of capital. Estimated cash flows are based on expected future production, metal selling prices, operating costs and non-expansionary capital expenditures, excluding those cash flows arising from future enhancements of the asset. If the recoverable amount of a mine site is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. The carrying amount of each mine site includes the carrying amounts of mining properties, plant and equipment, goodwill and related deferred income tax balances, net of the mine site reclamation and closure cost provision. In addition, the carrying amounts of the Company’s corporate assets are allocated to the relevant mine sites for impairment purposes. Impairment losses are recognized in net earnings in the period in which they are incurred. The allocation of an impairment loss, if any, for a particular mine site to its mining properties and plant and equipment is based on the relative carrying amounts of those assets at the date of impairment. Those mine sites which have been impaired are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed. When an impairment loss reverses in a subsequent period, the revised carrying amount shall not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset previously, less subsequent depreciation and depletion. Reversals of impairment losses are recognized in net earnings in the period in which the reversals occur.

Plant and equipment

Plant and equipment are recorded at cost less accumulated depreciation and impairment losses. Costs capitalized for plant and equipment include borrowing costs incurred that are attributable to qualifying plant and equipment. The carrying amounts of plant and equipment are depreciated using either the straight-line or unit-of-production method over the shorter of the estimated useful life of the asset or the life of mine. The significant classes of depreciable plant and equipment and their estimated useful lives are as follows:

Mill and mill components	life of mine
Underground infrastructure	life of mine
Mobile equipment components	3 to 15 years

Assets under construction are depreciated when they are substantially complete and available for their intended use, over their estimated useful lives.

Management reviews the estimated useful lives, residual values and depreciation methods of the Company’s plant and equipment at the end of each financial year, and when events and circumstances indicate that such a review should be made. Changes to estimated useful lives, residual values or depreciation methods resulting from such review are accounted for prospectively.

Derecognition

Upon disposal or abandonment, the carrying amounts of mining properties and plant and equipment are derecognized and any associated gains or losses are recognized in net earnings.

(o)	Goodwill

Goodwill typically arises on the Company’s acquisitions due to: (i) the ability of the Company to capture certain synergies through management of the acquired operation within the Company; (ii) the potential to increase reserves and resources through exploration activities; and (iii) the requirement to record a deferred tax liability for the difference between the assigned fair values and the tax bases of assets acquired and liabilities assumed.

Goodwill is not amortized. The Company performs an impairment test for goodwill at each financial year end and when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the carrying amount of a mine site to which goodwill has been allocated exceeds the recoverable amount, an impairment loss is recognized for the amount in excess. The impairment loss is allocated first to reduce the carrying amount of goodwill allocated to the mine site to nil and then to the other assets of the mine site based on the relative carrying amounts of those assets. Impairment losses recognized for goodwill are not reversed in subsequent periods should its value recover.

Upon disposal or abandonment of a mine site, the carrying amount of goodwill allocated to that mine site is derecognized and included in the calculation of the gain or loss on disposal or abandonment.

GOLDCORP    |  18

(In millions of United States dollars, except where noted)

(p)	Leases

In addition to contracts which take the legal form of a lease, other significant contracts are assessed to determine whether, in substance, they are or contain a lease, if the contractual arrangement contains the use of a specific asset and the right to use that asset. Where the Company receives substantially all the risks and rewards of ownership of the asset, these assets are capitalized at the lower of the fair value of the leased asset or the estimated present value of the minimum lease payments. The corresponding lease obligation is included within other liabilities and accretion expense is recognized over the term of the lease. Operating leases are not capitalized and payments are included in the Consolidated Statements of (Loss)/Earnings on a straight-line basis over the lease term.

(q)	Income taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, unused tax losses and other income tax deductions. Deferred income tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Company will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

In a business combination, temporary differences arise as a result of differences between the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred income tax assets and liabilities are recognized for the tax effects of these differences. Deferred income tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which do not affect either accounting or taxable income or loss.

Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the related assets are realized or the liabilities are settled. The measurement of deferred income tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover and settle the carrying amounts of its assets and liabilities, respectively. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period in which the change is substantively enacted.

The Company records foreign exchange gains and losses representing the impacts of movements in foreign exchange rates on the tax bases of non-monetary assets and liabilities which are denominated in foreign currencies. Foreign exchange gains and losses relating to deferred income taxes are included in deferred income tax expense or recovery in the Consolidated Statements of (Loss) Earnings.

Current and deferred income tax expense or recovery are recognized in net earnings except when they arise as a result of items recognized in other comprehensive income or directly in equity, in which case the related current and deferred income taxes are also recognized in other comprehensive income or directly in equity, respectively.

(r)	Provisions

Provisions are liabilities that are uncertain in timing or amount. The Company records a provision when and only when:

(i)	The Company has a present obligation (legal or constructive) as a result of a past event;

(ii)	It is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and

(iii)	A reliable estimate can be made of the amount of the obligation.
Constructive obligations are obligations that derive from the Company’s actions where:

(i)
By an established pattern of past practice, published policies or a sufficiently specific current statement, the Company has indicated to other parties that it will accept certain responsibilities; and

(ii)	As a result, the Company has created a valid expectation on the part of those other parties that it will discharge those responsibilities.

GOLDCORP    |  19

(In millions of United States dollars, except where noted)

Provisions are reviewed at the end of each reporting period and adjusted to reflect management’s current best estimate of the expenditure required to settle the present obligation at the end of the reporting period. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed. Provisions are reduced by actual expenditures for which the provision was originally recognized. Where discounting has been used, the carrying amount of a provision is accreted during the period to reflect the passage of time. This accretion expense is included in finance costs in the Consolidated Statements of (Loss) Earnings.

Reclamation and closure cost obligations

The Company records a provision for the estimated future costs of reclamation and closure of operating, closed and inactive mines and development projects when environmental disturbance occurs or a constructive obligation arises. Future costs represent management’s best estimates which incorporate assumptions on the effects of inflation, movements in foreign exchange rates and the effects of country and other specific risks associated with the related liabilities. These estimates of future costs are discounted to net present value using the risk-free interest rate applicable to the future cash outflows. The provision for the Company’s reclamation and closure cost obligations is accreted over time to reflect the unwinding of the discount with the accretion expense included in finance costs in the Consolidated Statements of (Loss) Earnings. The provision for reclamation and closure cost obligations is remeasured at the end of each reporting period for changes in estimates or circumstances. Changes in estimates or circumstances include changes in legal or regulatory requirements, increased obligations arising from additional mining and exploration activities, changes to cost estimates and changes to the risk-free interest rates.

Reclamation and closure cost obligations relating to operating mines and development projects are initially recorded with a corresponding increase to the carrying amounts of related mining properties. Changes to the obligations which may arise as a result of changes in estimates and assumptions are also accounted for as changes in the carrying amounts of related mining properties, except where a reduction in the obligation is greater than the capitalized reclamation and closure costs, in which case, the capitalized reclamation and closure costs are reduced to nil and the remaining adjustment is included in production costs in the Consolidated Statements of (Loss) Earnings. Reclamation and closure cost obligations related to inactive and closed mines are included in production costs in the Consolidated Statements of (Loss) Earnings on initial recognition and subsequently when remeasured.

(s)	Financial instruments

Measurement – initial recognition

On initial recognition, all financial assets and financial liabilities are recorded at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as at fair value through profit or loss ("FVTPL"). The directly attributable transaction costs of financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred.

Classification and measurement – subsequent to initial recognition

Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

Classified as at fair value through profit or loss:

Financial assets and liabilities classified as at FVTPL are measured at fair value with changes in fair values recognized in net earnings. Financial assets and liabilities are classified as at FVTPL when: (i) they are acquired or incurred principally for short-term profit taking and/or meet the definition of a derivative (held-for-trading); or (ii) they meet the criteria for being designated as at FVTPL and have been designated as such on initial recognition. A contract to buy or sell non-financial items that can be settled net in cash, which include non-financial items that are readily convertible to cash, that has not been entered into and held for the purpose of receipt or delivery of non-financial items in accordance with the Company's expected purchase, sale or use meets the definition of a non-financial derivative.

A contract that will or may be settled in the entity’s own equity instruments and is a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company’s own equity instruments is classified as a financial liability as at FVTPL.

Classified as available-for-sale:

A financial asset is classified as available-for-sale when: (i) it is not classified as a loan and receivable, a held-to-maturity investment or as at FVTPL; or (ii) it is designated as available-for-sale on initial recognition. The Company’s investments in marketable securities and equity securities are classified as available-for-sale and are measured at fair value with mark-to-market gains and losses recognized

GOLDCORP    |  20

(In millions of United States dollars, except where noted)

in other comprehensive income ("OCI") and accumulated in the investment revaluation reserve within equity until the financial assets are derecognized or there is objective evidence that the financial assets are impaired. When available-for-sale investments in marketable securities and equity securities are derecognized, the cumulative mark-to-market gains or losses that had been previously recognized in OCI are reclassified to earnings for the period. When there is objective evidence that an available-for-sale financial asset is impaired, the cumulative loss that had been previously recognized in OCI is reclassified to earnings for the period.

Loans and receivables, held-to-maturity investments, and other financial liabilities:

Financial assets classified as loans and receivables, held-to-maturity investments, and other financial liabilities are measured at amortized cost using the effective interest method. The effective interest method calculates the amortized cost of a financial asset or financial liability and allocates the effective interest income or interest expense over the term of the financial asset or financial liability, respectively. The interest rate is the rate that exactly discounts estimated future cash receipts or payments throughout the term of the financial instrument to the net carrying amount of the financial asset or financial liability, respectively.

When there is objective evidence that an impairment loss on a financial asset measured at amortized cost has been incurred, an impairment loss is recognized in net earnings for the period measured as the difference between the financial asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's effective interest rate at initial recognition.

Impairment

The Company assesses at the end of each reporting period whether there is objective evidence that financial assets are impaired. A financial asset is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset that has a negative impact on the estimated future cash flows of the financial asset that can be reliably estimated.

Compound instruments

The Company recognizes separately the components of a financial instrument that: (i) creates a financial liability of the Company; and (ii) grants an option to the holder of the instrument to convert it into an equity instrument of the Company (provided the conversion option meets the definition of equity). An option to convert into an equity instrument is classified as a financial liability when either the holder or the issuer of the option has a choice over how it is settled. Transaction costs of a compound instrument are allocated to the components of the instrument in proportion to the allocation of the proceeds on initial recognition. Transaction costs allocated to the debt component are deducted from the carrying amount of the debt and included in the determination of the effective interest rate used to record interest expense during the period to maturity of the debt. Transaction costs allocated to the derivative liability component are expensed on initial recognition as with all other financial assets and liabilities classified as at FVTPL. Transaction costs allocated to the equity component are deducted from equity as share issue costs.

Until the liability is settled, the fair value of the conversion feature of the Company’s convertible senior notes, which is classified as a financial liability, is re-measured at the end of each reporting period with changes in fair value recognized in net earnings. The fair value is estimated using an option pricing model based on a discounted cash flow model utilizing a discount rate which incorporates an option adjusted credit spread, and the trading price of the notes at the balance sheet date.

(t)	Share-based payments

The fair value of the estimated number of stock options and restricted share units ("RSUs") awarded to employees, officers and directors that will eventually vest, determined as of the date of grant, is recognized as share-based compensation expense within corporate administration expense in the Consolidated Statements of (Loss) Earnings over the vesting period of the stock options and RSUs, with a corresponding increase to equity. The fair value of stock options is determined using the Black-Scholes option pricing model with market related inputs as of the date of grant. The fair value of RSUs is the market value of the underlying shares as of the date of grant. Stock options and RSUs with graded vesting schedules are accounted for as separate grants with different vesting periods and fair values. Changes to the estimated number of awards that will eventually vest are accounted for prospectively.

Performance share units ("PSUs") and phantom restricted units ("PRUs") are settled in cash. The fair value of the estimated number of PSUs and PRUs awarded that will eventually vest, determined as of the date of grant, is recognized as share-based compensation expense within corporate administration expense in the Consolidated Statements of (Loss) Earnings over the vesting period, with a corresponding amount recorded as a liability. Until the liability is settled, the fair value of the PSUs and PRUs is re-measured at the end of each reporting period and at the date of settlement, with changes in fair value recognized as share-based compensation expense or recovery over the vesting period. The fair value of the PSUs and PRUs are estimated using a binomial model to determine

GOLDCORP    |  21

(In millions of United States dollars, except where noted)

the expected market value of the underlying Goldcorp shares on settlement date, multiplied by the expected target settlement percentage.

(u)	Non-controlling interests

Non-controlling interests in the Company’s less than wholly-owned subsidiaries are classified as a separate component of equity. On initial recognition, non-controlling interests are measured at their proportionate share of the acquisition date fair value of identifiable net assets of the related subsidiary acquired by the Company. Subsequent to the acquisition date, adjustments are made to the carrying amount of non-controlling interests for the non-controlling interests’ share of changes to the subsidiary’s equity. Adjustments to recognize the non-controlling interests’ share of changes to the subsidiary’s equity are made even if this results in the non-controlling interests having a deficit balance.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interests is adjusted to reflect the change in the non-controlling interests’ relative interests in the subsidiary and the difference between the adjustment to the carrying amount of non-controlling interests and the Company’s share of proceeds received and/or consideration paid is recognized directly in equity and attributed to shareholders of the Company.

4.	CHANGES IN ACCOUNTING POLICIES
Application of new and revised accounting standards
The Company has applied the following new and revised IFRSs in these audited consolidated financial statements and the Company has restated the 2012 comparative periods, where applicable, accordingly.
Effective from January 1, 2013, IFRS 10 – Consolidated Financial Statements (“IFRS 10”) supersedes SIC 12 – Consolidation – Special Purpose Entities and the requirements relating to consolidated financial statements in IAS 27 – Consolidated and Separate Financial Statements. Concurrent with the issuance of IFRS 10, the IASB issued IFRS 11 – Joint Arrangements (“IFRS 11”) and IFRS 12 – Disclosure of Interests in Other Entities (“IFRS 12”) and reissued IAS 27 – Separate Financial Statements and IAS 28 – Investments in Associates and Joint Ventures.
Consolidation
IFRS 10 establishes control as the basis for an investor to consolidate its investees and defines control as an investor’s power over an investee with exposure, or rights, to variable returns from the investee and the ability to affect the investor’s returns through its power over the investee.
Joint arrangements
IFRS 11 supersedes IAS 31 – Interests in Joint Ventures and SIC 13 – Jointly Controlled Entities – Non-Monetary Contributions by Venturers. Under IFRS 11, joint arrangements are classified as joint operations or joint ventures based on the rights and obligations of the parties to the joint arrangements. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement (“joint operators”) have rights to the assets, and obligations for the liabilities, relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement (“joint venturers”) have rights to the net assets of the arrangement. IFRS 11 requires that a joint operator recognize its portion of assets, liabilities, revenues and expenses of a joint arrangement, while a joint venturer recognizes its investment in a joint arrangement using the equity method.
Disclosure of interests in other entities
IFRS 12 combines and enhances the disclosure requirements for the Company’s interests in subsidiaries, joint arrangements, associates and unconsolidated structured entities. The requirements of IFRS 12 include enhanced reporting of the nature of risks associated with the Company’s interests in other entities, and the effects of those interests on the Company’s consolidated financial statements.
As a result of the application of these standards, the Company’s 37.5% interest in Alumbrera, which was previously proportionately consolidated in the Company’s consolidated financial statements, has been classified as an investment in associate and is accounted for using the equity method, with the Company’s share of net earnings (losses) and net assets separately disclosed in the Consolidated Statements of (Loss) Earnings and Consolidated Balance Sheets, respectively.
The Company has accounted for this change in consolidation retrospectively using the transitional requirements of the respective standards and the Company has restated the 2012 comparative periods accordingly. A reconciliation of the Company’s 2012 comparative periods, as previously disclosed, to the 2012 comparative periods disclosed in these audited consolidated financial statements is as follows:

GOLDCORP    |  22

(In millions of United States dollars, except where noted)

Consolidated Balance Sheets:

At January 1, 2012
	As previously reported	Adjustment	As presented
Current assets	$2,950	$(139)	$2,811
Mining interests – Owned by subsidiaries	22,673	(424)	22,249
Mining interests – Investments in associates	1,536	404	1,940
Other non-current assets	2,215	(69)	2,146
Total assets	$29,374	$(228)	$29,146
Total liabilities	$(7,889)	$228	$(7,661)
Net assets	$21,485	$—	$21,485

At December 31, 2012
	As previously reported	Adjustment	As presented
Current assets	$2,528	$(333)	$2,195
Mining interests – Owned by subsidiaries	24,279	(377)	23,902
Mining interests – Investments in associates	2,088	575	2,663
Other non-current assets	2,317	(98)	2,219
Total assets	$31,212	$(233)	$30,979
Total liabilities	$(8,283)	$233	$(8,050)
Net assets	$22,929	$—	$22,929
Consolidated Statements of Earnings and Comprehensive Income (1):

	Year ended December 31, 2012
	As previously reported	Adjustment	As presented
Revenues	$5,435	$(615)	$4,820
Earnings from mine operations	2,423	(241)	2,182
Share of net earnings of associates	47	163	210
Earnings before taxes	2,252	(71)	2,181
Net earnings	$1,749	$—	$1,749
Other comprehensive income, net of tax	8	—	8
Total comprehensive income	$1,757	$—	$1,757
(1)    Include results of continuing and discontinued operations (note 7).

GOLDCORP    |  23

(In millions of United States dollars, except where noted)

Consolidated Statements of Cash Flows (1):

	Year ended December 31, 2012
	As previously reported	Adjustment	As presented
Net earnings	$1,749	$—	$1,749
Share of net earnings of associates	(47)	(163)	(210)
Other	395	26	421
Net cash provided by operating activities	$2,097	$(137)	$1,960
Net cash used in investing activities	$(2,286)	$20	$(2,266)
Net cash used in financing activities	$(394)	$—	$(394)
(1)    Includes results of continuing and discontinued operations (note 7).
Fair value measurement
IFRS 13 – Fair Value Measurement (“IFRS 13”) defines fair value and sets out a single framework for measuring fair value which is applicable to all IFRSs that require or permit fair value measurements or disclosures about fair value measurements. IFRS 13 requires that when using a valuation technique to measure fair value, the use of relevant observable inputs should be maximized while unobservable inputs should be minimized. The Company has applied IFRS 13 on a prospective basis, commencing January 1, 2013. Additional disclosure on the fair value of certain financial instruments is included in the consolidated financial statements as a result of applying IFRS 13.
Employee benefits
A revised IAS 19 – Employee Benefits (“IAS 19”) has introduced significant changes to the accounting for defined benefit plans and other employee benefits. The amendments include elimination of the option to defer or recognize actuarial gains and losses in full in profit or loss and instead mandates the immediate recognition of all actuarial gains and losses in other comprehensive income. The amended IAS 19 also requires calculation of net interest on the net defined benefit liability or asset using the discount rate used to measure the defined benefit obligation.
In addition, other changes incorporated into the amended standard include changes made to the date of recognition of liabilities for termination benefits, and changes to the definitions of short-term employee benefits and other long-term employee benefits which may impact the classification of liabilities associated with those benefits.
The Company has adopted these amendments retrospectively; however, these amendments to IAS 19 did not have a significant impact on the Company’s consolidated financial statements.
Stripping costs in the production phase of a surface mine
IFRIC 20 – Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”) clarifies the requirements for accounting for the costs of stripping activity in the production phase when two benefits accrue: (i) usable ore that can be used to produce inventory; and (ii) improved access to further quantities of material that will be mined in future periods. The Company has applied IFRIC 20 on a prospective basis in compliance with the transitional requirements of IFRIC 20. The application of IFRIC 20 did not result in an adjustment to the Company’s consolidated financial statements.
Financial statement presentation
Amendments to IAS 1 – Presentation of Financial Statements (“IAS 1”), effective for annual periods beginning on or after July 1, 2012, require an entity to group items presented in the statement of other comprehensive income on the basis of whether they may be reclassified to profit or loss subsequent to initial recognition. For those items presented before tax, the amendments to IAS 1 also require that the tax related to the two separate groups be presented separately.

GOLDCORP    |  24

(In millions of United States dollars, except where noted)

CHANGES IN ACCOUNTING STANDARDS NOT YET EFFECTIVE
Financial instruments
The IASB intends to replace IAS 39 – Financial Instruments: Recognition and Measurement in its entirety with IFRS 9 – Financial Instruments (“IFRS 9”) which is intended to reduce the complexity in the classification and measurement of financial instruments. At present, the current version of IFRS 9 does not include a mandatory effective date. However IFRS 9 is available for early application. An effective date will be added when all phases of the project are completed.The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.
Levies imposed by governments
In May 2013, the IASB issued IFRIC 21 – Levies (“IFRIC 21”), an interpretation of IAS 37 – Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), on the accounting for levies imposed by governments. IAS 37 sets out criteria for the recognition of a liability, one of which is the requirement for the entity to have a present obligation as a result of a past event (“obligating event”). IFRIC 21 clarifies that the obligating event that gives rise to a liability to pay a levy is the activity described in the relevant legislation that triggers the payment of the levy. IFRIC 21 is effective for annual periods commencing on or after January 1, 2014. The Company is currently evaluating the impact of applying IFRIC 21 on its consolidated financial statements.

5.	CRITICAL JUDGEMENT IN APPLYING ACCOUNTING POLICIES
The critical judgements that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations (note 6), that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

(a)	Operating levels intended by management

Prior to a mine being capable of operating at levels intended by management, costs incurred are capitalized as part of the costs of the related mining properties and proceeds from mineral sales are offset against costs capitalized. Depletion of capitalized costs for mining properties begins when the mine is capable of operating at levels intended by management. Management considers several factors (note 3(n)) in determining when a mining property is capable of operating at levels intended by management.

During January 2013, the Company determined that the Pueblo Viejo mine, in which the Company holds a 40% equity interest, was capable of operating at levels intended by management and on January 8, 2013, the Company announced the declaration of commercial production at the Pueblo Viejo mine effective January 1, 2013 (note 14(b)).

(b)	Economic recoverability and probability of future economic benefits of exploration, evaluation and development costs

Management has determined that exploratory drilling, evaluation, development and related costs incurred which have been capitalized are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit including geologic and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

(c)	Functional currency

The functional currency for each of the Company’s subsidiaries and investments in associates, is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of each entity is the US dollar. Determination of functional currency may involve certain judgements to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

(d)	Business combinations

Determination of whether a set of assets acquired and liabilities assumed constitute a business may require the Company to make certain judgements, taking into account all facts and circumstances. If an acquired set of assets and liabilities includes goodwill, the set is presumed to be a business.

GOLDCORP    |  25

(In millions of United States dollars, except where noted)

(e)	Asset held for sale

The Company applies judgment to determine whether an asset or disposal group is available for immediate sale in its present condition and that its sale is highly probable and therefore should be classified as held for sale at the balance sheet date. Conditions that support a highly probable sale include the following: an appropriate level of management is committed to a plan to sell the asset or disposal group, an active program to locate a buyer and complete the plan has been initiated, the asset or disposal group has been actively marketed for sale at a price that is reasonable in relation to its current fair value, and the sale of the asset or disposal group is expected to qualify for recognition as a completed sale within one year from the date of classification as held for sale. At December 31, 2013, the Company concluded that the assets and liabilities of Marigold meet the criteria for classification as held for sale. Accordingly, the group of assets and liabilities were presented separately under current assets and current liabilities, respectively, and measured at the lower of its carrying amount and FVLCTS, being FVLCTS. The assets of Marigold will cease to be depreciated while they are classified as held for sale.

6.	KEY SOURCES OF ESTIMATION UNCERTAINTY
The preparation of consolidated financial statements requires that the Company’s management make assumptions and estimates of effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Actual future outcomes could differ from present estimates and assumptions, potentially having material future effects on the Company’s consolidated financial statements. Estimates are reviewed on an ongoing basis and are based on historical experience and other facts and circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company’s assets and liabilities are as follows:

(a)	Impairment of mining interests and goodwill

The Company considers both external and internal sources of information in assessing whether there are any indications that mining interests and goodwill are impaired. External sources of information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of mining interests and goodwill. Internal sources of information the Company considers include the manner in which mining properties and plant and equipment are being used or are expected to be used and indications of economic performance of the assets. In assessing whether there is objective evidence that the Company’s mining interests represented by its investments in associates are impaired, the Company’s management considers observable data including the carrying amounts of the investees’ net assets as compared to their market capitalization (note 17).

In determining the recoverable amounts of the Company’s mining interests and goodwill, the Company’s management makes estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. The projected cash flows are significantly affected by changes in assumptions about metal selling prices, future capital expenditures, reductions in the amount of recoverable reserves, resources, and exploration potential, production cost estimates, discount rates and exchange rates. Continued access to the estimated recoverable reserves, resources and exploration potential of the Company’s mining interests and goodwill is a key assumption in determining their recoverable amounts. The ability to maintain existing or obtain necessary mining concessions, surface rights title, and water concessions is integral to the access of the reserves, resources and exploration potential (note 6(i)). A mining concession gives its holder the right to carry out mining activities in the area covered by that concession and take ownership of any minerals found, but it does not always grant surface access rights. In some jurisdictions surface access rights must be separately negotiated with the owner of the surface lands and in the event of a dispute or failed negotiations, administrative legal process may be available. In other jurisdictions, surface access rights may be granted along with mining rights. Water concessions provides its holder the right to specified levels of water usage and are granted based on water availability in the source area.

Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future non-expansionary capital expenditures, reductions in the amount of recoverable reserves, resources, and exploration potential, and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s mining interests and/or goodwill.

During the year ended December 31, 2013, the Company recognized an impairment expense of $2,401 million net of tax for its continuing and discontinued operations ($3,073 million before tax), in respect of the carrying amounts of Peñasquito, Cerro Blanco, El Sauzal, Alumbrera, Primero, Marigold and certain exploration properties in Mexico (notes 7 and 17). The $3,073 million included $283 million of impairment charges for goodwill.

GOLDCORP    |  26

(In millions of United States dollars, except where noted)

At December 31, 2013, the carrying amounts of the Company’s mining interests and goodwill were $25,138 million and $1,454 million, respectively (December 31, 2012 – $26,565 million and $1,737 million, respectively; January 1, 2012 – $24,189 million and $1,737 million, respectively) (notes 13 and 15).

(b)	Mine operating costs

In determining mine operating costs recognized in the Consolidated Statements of (Loss) Earnings, the Company’s management makes estimates of quantities of ore stacked on leach pads and in process and the recoverable gold in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories. At December 31, 2013, the carrying amounts of current and non-current inventories amounted to $868 million (December 31, 2012 – $712 million; January 1, 2012 – $562 million) (note 10).

(c)	Estimated recoverable ounces

The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces contained in proven and probable reserves and a portion of resources. The Company includes a portion of resources where it is considered probable that those resources will be economically extracted. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.

(d)	Deferred stripping costs

In determining whether stripping costs incurred during the production phase of a mining property relate to reserves and resources that will be mined in a future period and therefore should be capitalized, the Company makes estimates of the stripping activity over the life of the component of reserves and resources which have been made accessible. Changes in estimated strip ratios can result in a change to the future capitalization of stripping costs incurred. At December 31, 2013, the carrying amount of stripping costs capitalized and included in mining interests owned by subsidiaries was $42 million (December 31, 2012 – $59 million; January 1, 2012 – $19 million). At December 31, 2013, the carrying amount of stripping costs capitalized and included in assets held for sale was $18 million.

(e)	Fair values of assets and liabilities acquired in business combinations

In a business combination, it generally takes time to obtain the information necessary to measure the fair values of assets acquired and liabilities assumed and the resulting goodwill, if any. Changes to the provisional measurements of assets and liabilities acquired including the associated deferred income taxes and resulting goodwill may be retrospectively adjusted when new information is obtained until the final measurements are determined (within one year of acquisition date). The determination of fair value as of the acquisition date requires management to make certain judgements and estimates about future events, including, but not restricted to, estimates of mineral reserves and resources acquired, exploration potential, future operating costs and capital expenditures, future metal prices, long-term foreign exchange rates, and discount rates.

In determining the amount for goodwill, the Company’s management makes estimates of the discounted future after-tax cash flows expected to be derived from the acquired business based on estimates of future revenues, expected conversions of resources to reserves, future production costs and capital expenditures, based on a life of mine plan. To estimate the fair value of the exploration potential, a market approach is used which evaluates recent comparable gold property transactions. The excess of acquisition cost over the net identifiable assets acquired represents goodwill.

(f)	Income taxes

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management. Weight is attached to tax planning opportunities that are within the Company’s control, and are feasible and implementable without significant obstacles. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized income tax assets.

GOLDCORP    |  27

(In millions of United States dollars, except where noted)

(g)	Estimated reclamation and closure costs

The Company’s provision for reclamation and closure cost obligations represents management’s best estimate of the present value of the future cash outflows required to settle the liability which reflects estimates of future costs, inflation, movements in foreign exchange rates, assumptions of risks associated with the future cash outflows and assumptions of probabilities of alternative estimates of future cash outflows, and the applicable risk-free interest rates for discounting those future cash outflows. Significant judgements and estimates are required in forming assumptions of future activities, future cash outflows and the timing of those cash outflows. These assumptions are formed based on environmental and regulatory requirements or the Company’s environmental policies which may give rise to a constructive obligation. The Company’s assumptions are reviewed at the end of each reporting period and adjusted to reflect management’s current best estimate and changes in any of the above factors can result in a change to the provision recognized by the Company. At December 31, 2013, the Company’s total provision for reclamation and closure cost obligations was $529 million (December 31, 2012 – $500 million; January 1, 2012 – $375 million ). The undiscounted value of these obligations is $1,847 million (December 31, 2012 – $2,771 million; January 1, 2012 – $1,307 million) (note 21).

For the purpose of calculating the present value of the provision for reclamation and closure cost obligations, the Company discounts the estimated future cash outflows using the risk-free interest rate applicable to the future cash outflows, which is the appropriate US Treasury risk-free rate which reflects the reclamation lifecycle estimated for all sites, including operating and inactive mines and development projects. For those sites with a greater than 100-year reclamation lifecycle, a long-term risk-free rate is applied.

For the year ended December 31, 2013, the Company applied a 30-year risk-free rate of 4% to all sites with the exception of those sites with a reclamation lifecycle of greater than 100 years where a 5.9% risk-free rate was applied. The weighted average of the two discount rates was 5.3% (2012 – 4.6%; 2011 – 4.3%).

Changes to reclamation and closure cost obligations are recorded with a corresponding change to the carrying amounts of the related mining properties (for operating mines and development projects) and as production costs (for inactive and closed mines) for the period. Adjustments to the carrying amounts of related mining properties can result in a change to future depletion expense.

(h)	Guarantee of minimum cumulative silver ounces sold by Primero to Silver Wheaton

The Company recognizes a provision for the estimated payment for shortfall ounces on October 15, 2031 (calculated as $0.50 per estimated shortfall ounce) with respect to the guarantee it has provided to Silver Wheaton Corporation ("Silver Wheaton") of the 215 million minimum cumulative ounces of silver to be produced by Primero at San Dimas and sold to Silver Wheaton at the agreed fixed price per ounce by October 15, 2031. The production of silver at San Dimas is not within the Company’s control. The provision is re-measured at the end of each reporting period to reflect changes in estimates of future production at San Dimas based on budget and forecast information obtained from Primero. At December 31, 2013, the amount recognized as a liability and recorded in non-current provisions for the Company’s guarantee to Silver Wheaton was $2 million (December 31, 2012 – $7 million; January 1, 2012 – $7 million).

(i)	Contingencies

Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

i.
In 2005, prior to construction of the Peñasquito mine, an agreement was negotiated with the Cerro Gordo Ejido for the use of 600 hectares (approximately 1,483 acres) of surface land which includes 60% of the mine pit area, the waste rock facility and explosive magazine storage area and is located within the confines of the proposed Peñasquito mine site. The terms of the agreement were based on comparable surface valuations in the region as well as on similar agreements at the Peñasquito mine and other Mexican mining operations. In 2009, the Cerro Gordo Ejido commenced an action against Minera Peñasquito in Mexico’s agrarian courts challenging the land use agreement. Following a series of legal proceedings, the agrarian courts ruled on June 18, 2013, that the land use agreement was null and ordered the land to be returned to the Cerro Gordo Ejido for payment of 2.4 million pesos. Three separate claims are currently proceeding in the First District Court of Zacatecas by the Cedros and Mazapil Ejidos and a local transportation union which have resulted in the suspension of the agrarian court’s ruling, pending resolution of the three claims. The Cerro Gordo Ejido has appealed the suspension.

Negotiations are taking place under the official observation of the office of the Mexican Secretary of the Economy and Goldcorp believes that proper representatives of both parties are currently engaged in a constructive process with a view to reaching a

GOLDCORP    |  28

(In millions of United States dollars, except where noted)

mutually beneficial settlement of the land claim. Goldcorp has filed with the office of the Secretaria De Desarrollo Agrario Territorial y Urbano the required filings to expropriate the disputed lands. In addition, Goldcorp will continue to employ all legal means at its disposal to ensure continuity of operations and to protect Goldcorp’s mineral concession rights consistent with Mexican law. Operations at the Peñasquito mine have not been impacted. However, in the event the suspensions of the agrarian court ruling are revoked or the claims by the Ejido Cedros, Ejido Mazapil and transportation union are ultimately rejected, Ejido Cerro Gordo would, absent any other intervening event be entitled to possession of the Cerro Gordo lands. Should this occur, mine operations would be adversely impacted, and in such circumstances, the ultimate resolution of this matter is not determinable at this time.

ii.
In 2012, the Mexican government amended the Federal labour law regarding subcontracting arrangements to prevent using service companies to evade labour and tax obligations. The Company currently operates in Mexico using these subcontracting arrangements as is the common practice. The amendments also provided clarification on certain regulatory requirements associated with an employer’s obligation to compensate employees with appropriate statutory profit sharing within Mexico. The Company has determined that it is probable that no additional obligation for statutory profit sharing payments is required to be recorded in the Company’s consolidated financial statements as at and for the year ended December 31, 2013, other than what is presently recorded.

GOLDCORP    |  29

(In millions of United States dollars, except where noted)

7.	ASSETS HELD FOR SALE AND DISCONTINUED OPERATION
On February 3, 2014, the Company announced that it had, in conjunction with its joint venture partner, Barrick Gold Corporation ("Barrick"), entered into a definitive agreement to sell their respective interests in Marigold. Under the terms of the agreement, the joint venture partners will receive total consideration of $275 million in cash, subject to certain closing adjustments. The transaction is expected to complete by the end of March 2014.
The disposal of Marigold reflects the Company's ongoing strategy to focus on a portfolio of core assets. At December 31, 2013, the sale of the Company's holding in Marigold was considered highly probable, therefore, Marigold met the asset held for sale and discontinued operations criteria. Accordingly, the results of the Company's 66.7% share of Marigold have been presented as results from a discontinued operation. The comparative net (loss) earnings and cash flows from discontinued operation have been re-presented to include those operations classified as discontinued in the current year. The components of net (loss) earnings, assets and liabilities from discontinued operation are as follows:

Years ended December 31	2013	2012
Revenues	$151	$160
Mine operating costs	(120)	(92)
Earnings from mine operations	31	68
Impairment of mining interest	(132)	—
Corporate administration	—	(1)
(Loss) earnings from operations	(101)	67
Other expenses	(2)	(1)
Income taxes	36	(12)
(Loss) income from discontinued operation	$(67)	$54
Net (loss) earnings from discontinued operation attributable to shareholders of Goldcorp Inc.	$(67)	$54
Net (loss) earnings per share from discontinued operation
Basic	$(0.09)	$0.07
Diluted	$(0.09)	$0.06

At December 31 2013
Assets
Current assets
Inventories and stockpiled ore	$69
Other	6
75
Mining interests	152
Total assets held for sale	$227
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$16
Income taxes payable	2
18
Deferred income taxes	9
Provisions	17
Total liabilities relating to assets held for sale	$44
Net assets held for sale	$183
As the Company has concluded that as of December 31, 2013, Marigold met the criteria for classification as held for sale, its assets and liabilities have been presented separately under current assets and current liabilities, respectively, and measured at the lower of its carrying amount and FVLCTS, being FVLCTS.  As a result, the Company recognized an impairment expense of $86 million, net of tax ($132 million before tax) against the carrying amount of Marigold's mining interests.

GOLDCORP    |  30

(In millions of United States dollars, except where noted)

8.	PRODUCTION COSTS

Years ended December 31	2013	2012
Raw materials and consumables	$1,112	$997
Salaries and employee benefits (a)	464	401
Contractors	384	340
Royalties (note 13(m))	55	75
Change in inventories	(127)	(55)
Revisions in estimates and liabilities incurred on reclamation and closure cost obligations	(25)	84
Other	128	119
	$1,991	$1,961

(a)	Excludes $85 million of salaries and employee benefits included in corporate administration expense for the year ended December 31, 2013 (2012 – $64 million).

9.	FINANCE COSTS

Years ended December 31	2013	2012
Interest expense	$26	$9
Finance fees	4	4
Accretion of reclamation and closure cost obligations (note 21)	20	14
	$50	$27

10.	INVENTORIES AND STOCKPILED ORE

	At December 31 2013	At December 31 2012	At January 1 2012
Supplies	$225	$228	$161
Finished goods	87	80	80
Work-in-process	27	28	19
Heap leach ore	349	304	237
Stockpiled ore	180	72	65
	868	712	562
Less: non-current heap leach and stockpiled ore (note 19)	(141)	(16)	(12)
	$727	$696	$550

The costs of inventories recognized as an expense for the year ended December 31, 2013 amounted to $2,524 million and are included in total mine operating costs (2012 – $2,314 million).

11.	NOTES RECEIVABLE

	At December 31 2013	At December 31 2012	At January 1 2012
$60 million 1-year Primero convertible note	$—	$—	$30
$50 million 5-year Primero promissory note	28	42	52
	28	42	82
Current notes receivable within one year	(5)	(5)	(40)
Non-current notes receivable after one year	$23	$37	$42

GOLDCORP    |  31

(In millions of United States dollars, except where noted)

As partial consideration for the disposition of the San Dimas assets/San Dimas Silver Wheaton Silver Purchase Agreement in 2010, the Company received the 1-year Primero convertible note receivable and 5-year Primero promissory note (the "Primero Notes"). The Primero Notes are measured at amortized cost using the effective interest method and are accreted to the face value of the Primero Notes over the original terms using annual effective interest rates of 5.0% and 5.5%, for the 1-year Primero convertible note and 5-year Primero promissory note, respectively. On August 7, 2012, the Company received 8,422,460 Primero shares as settlement for the outstanding $30 million principal amount of the 1-year Primero convertible note (note 13(e)). The 5-year Primero promissory note matures on August 5, 2015.

Interest income on the 5-year Primero promissory note for the year ended December 31, 2013 amounted to $2 million, net of a nominal amount of accretion (2012 – $3 million on the Primero notes, net of a nominal amount of accretion). There was no accrued interest receivable recorded for the 5-year Primero promissory note at December 31, 2013 (December 31, 2012 – $nil, January 1, 2012 – $5 million, included in other current assets (note 12)).

12.	OTHER CURRENT ASSETS

	At December 31 2013	At December 31 2012	At January 1 2012
Current derivative assets (note 23(a))	$41	$42	$21
Prepaid expenses and other	48	46	47
Marketable securities (notes 18 & 23(b))	5	12	15
Other receivables	45	45	—
	$139	$145	$83

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(In millions of United States dollars, except where noted)

13.	MINING INTERESTS

	Mining properties
	Depletable	Non-depletable
	Reserves and resources	Reserves and resources	Exploration potential	Plant and equipment (i)(j)	Investments in associates (note 14)	Total
Cost
At January 1, 2013 (note 4)	$7,395	$6,528	$8,506	$4,278	$2,663	$29,370
Expenditures on mining interests (b)(c)	530	652	3	880	49	2,114
Expenditures on mining interests classified as held for sale (note 7)	11	—	—	51	—	62
Reclassifications to mining interests classified as held for sale (note 7)	(273)	(18)	—	(195)	—	(486)
Share of net losses and impairment of associates	—	—	—	—	(395)	(395)
Dividends from associate	—	—	—	—	(108)	(108)
Transfers and other movements (f)(g)	27	420	(339)	124	1	233
At December 31, 2013	7,690	7,582	8,170	5,138	2,210	30,790
Accumulated depreciation and depletion and impairment
At January 1, 2013 (note 4)	(1,942)	—	—	(863)		(2,805)
Depreciation and depletion (h)	(409)	—	—	(300)		(709)
Depreciation and depletion relating to mining interests classified as held for sale (note 7)	(13)	—	—	(12)		(25)
Reclassifications to mining interests classified as held for sale (note 7)	187	8	—	139		334
Impairment charges (note 17)(a)(f)(l)	(747)	(242)	(1,188)	(318)		(2,495)
Transfers and other movements (f)(g)	(5)	—	—	53		48
At December 31, 2013	(2,929)	(234)	(1,188)	(1,301)	—	(5,652)
Carrying amount – December 31, 2013	$4,761	$7,348	$6,982	$3,837	$2,210	$25,138

GOLDCORP    |  33

(In millions of United States dollars, except where noted)

	Mining properties
	Depletable	Non-depletable
	Reserves and resources	Reserves and resources	Exploration potential	Plant and equipment (i)(j)	Investments in associates (note 14)	Total
Cost
At January 1, 2012 (note 4)	$6,604	$5,682	$8,821	$3,339	$1,940	$26,386
Expenditures on mining interests (b)(c)	642	624	—	721	514	2,501
Share of net earnings and reversal of impairment of associates (d)(e)	—	—	—	—	210	210
Transfers and other movements (g)	149	222	(315)	218	(1)	273
At December 31, 2012 (note 4)	7,395	6,528	8,506	4,278	2,663	29,370
Accumulated depreciation and depletion
At January 1, 2012 (note 4)	(1,581)	—	—	(616)		(2,197)
Depreciation and depletion (h)	(356)	—	—	(294)		(650)
Transfers and other movements (g)	(5)	—	—	47		42
At December 31, 2012 (note 4)	(1,942)	—	—	(863)		(2,805)
Carrying amount – December 31, 2012	$5,453	$6,528	$8,506	$3,415	$2,663	$26,565
Carrying amount – January 1, 2012	$5,023	$5,682	$8,821	$2,723	$1,940	$24,189

GOLDCORP    |  34

(In millions of United States dollars, except where noted)

A summary by property of the carrying amount of mining properties is as follows:

	Mining properties
	Depletable	Non-depletable
	Reserves and resources	Reserves and resources	Exploration potential	Plant and equipment (i)(j)	At December 31 2013	At December 31 2012 (note 4)	At January 1 2012 (note 4)
Red Lake (k)	$690	$1,004	$734	$478	$2,906	$2,786	$2,592
Porcupine	365	60	—	148	573	512	442
Musselwhite (m)	179	4	112	242	537	519	467
Éléonore (b)(m)	—	1,560	—	798	2,358	1,704	1,235
Peñasquito (a)(b)(k)(m)	2,480	714	4,461	969	8,624	10,676	10,488
Los Filos	581	23	—	182	786	755	733
El Sauzal (a)	25	—	—	6	31	76	101
Marlin (m)	412	64	35	143	654	739	725
Cerro Blanco (a)	—	47	—	2	49	175	129
Cerro Negro (b)(m)	—	2,563	1,520	742	4,825	4,125	3,670
Marigold (a)(m)(note 7)	—	—	—	—	—	248	222
Wharf	29	—	—	16	45	41	36
El Morro (b)(m)	—	1,309	112	18	1,439	1,383	1,272
Corporate and Other (a)(f)(l)	—	—	8	93	101	163	137
	$4,761	$7,348	$6,982	$3,837	$22,928	$23,902	$22,249
Investments in associates (note 14)
Alumbrera (a)(m) (note 4)					172	575	404
Pueblo Viejo (m) (note 14(b))					1,528	1,546	1,052
Primero (a)(d)(e)					176	197	100
Tahoe (note 14(f))					334	345	384
					2,210	2,663	1,940
					$25,138	$26,565	$24,189

(a)
During the three months ended June 30, 2013, the Company recognized total impairment charges of $2,558 million, before tax (note 17), of which $283 million (1) (note 15) was applied against goodwill relating to Peñasquito and $2,275 million was applied to mining interests based on the relative carrying amounts of the assets as at June 30, 2013 that were subject to the impairment charges. During the three months ended December 31, 2013, the Company recognized a further $515 million of impairment charges, $220 million and $295 (2) million of which were applied against mining properties/plant and equipment of continuing and discontinued operations and investments in associates, respectively. The $2,790 million (note 17) impairment charges to mining interests for the year ended December 31, 2013 were applied as follows:

GOLDCORP    |  35

(In millions of United States dollars, except where noted)

	Mining properties
	Depletable	Non-depletable
	Reserves and resources	Reserves and resources	Exploration potential	Plant and equipment	Investments in associates (note 14)	Total
Peñasquito	$647	$108	$1,129	$260	$—	$2,144
Cerro Blanco	—	126	—	5	—	131
El Sauzal	26	—	—	3	—	29
Mexico exploration properties (f)(l)	—	—	59	—	—	59
Impairment – continuing operations (1)	673	234	1,188	268	—	2,363

Alumbrera	—	—	—	—	276	276
Primero	—	—	—	—	19	19
Impairment – investments in associates (2)	—	—	—	—	295	295

Marigold (note 7)	74	8	—	50	—	132
Impairment – discontinued operation (3)	74	8	—	50	—	132

Total	$747	$242	$1,188	$318	$295	2,790
(1)    Included in Impairment of mining interests and goodwill on the Consolidated Statements of (Loss) Earnings.

(2)	Included in Share of net (losses) earnings and impairment of associates on the Consolidated Statements of (Loss) Earnings (note 14).
(3)    Included in Net (loss) earnings from discontinued operation on the Consolidated Statements of (Loss) Earnings (note 7).

(b)	Includes capitalized borrowing costs incurred during the years ended December 31 as follows:

	2013	2012
Éléonore	$26	$14
Camino Rojo (k)	7	7
Cerro Negro	43	26
El Morro	15	16
	$91	$63
The amounts capitalized include borrowing costs on the Company’s $1.5 billion notes (note 20), convertible senior notes ("the Convertible Notes") (note 20), and certain financing arrangements held by Cerro Negro (note 23(d)(ii)).
The amount of general borrowing costs capitalized were determined by applying the weighted average cost of borrowings during the year ended December 31, 2013 of 5.4% (2012 – 8.57%) proportionately to the accumulated qualifying expenditures on mining interests. Of the $106 million (2012 – $63 million) of interest incurred on the Company's 1.5 billion notes and Convertible Notes, $80 million (2012 – $63 million) was capitalized with the remainder recognized as finance costs in the Consolidated Statements of (Loss) Earnings (note 9). All of the borrowing costs incurred by the Company on the financing arrangements held by Cerro Negro of $11 million (2012 – $nil) were capitalized.

(c)
During the year ended December 31, 2013, the Company incurred $153 million (2012 – $200 million), in exploration and evaluation expenditures, of which $108 million (2012 – $146 million) have been capitalized and included in expenditures on mining interests. The remaining $45 million (2012 – $54 million) were expensed.

(d)
During the year ended December 31, 2012, the Company recognized a reversal of impairment expense of $65 million in respect of the Company’s equity investment in Primero, primarily due to an increase in Primero’s quoted market price in 2012. The Company had previously recognized a $65 million impairment expense during the year ended December 31, 2011.

GOLDCORP    |  36

(In millions of United States dollars, except where noted)

(e)
On August 7, 2012, the Company received an additional 8,422,460 Primero shares as settlement of the outstanding $30 million principal of the 1-year convertible note receivable from Primero. As a result of the share issuance, the Company’s shareholding increased to 40.9% of the issued and outstanding common shares of Primero. Subsequently, on October 10, 2012, the Company completed a secondary offering of the 8,422,460 shares for gross proceeds of C$44 million ($45 million) and recognized a gain of $12 million, net of selling costs of $2 million. Immediately following completion of the sale, the Company’s shareholding decreased to 32.2% of the issued and outstanding common shares of Primero.

(f)
On December 19, 2013, the Company disposed of its 30.8% interest in the Cerro del Gallo property to Primero, which had acquired a 69.2% interest in the property on May 22, 2013. The Company received an immediate cash payment of $8 million with additional contingent payments dependent on the project meeting certain milestones or market conditions, and recognized a loss of $11 million. Prior to the disposal of the Company's holding in Cerro del Gallo, the Company recognized a $20 million impairment expense (note 17) due to the FVLCTS of the project being lower than the carrying amount. The Cerro del Gallo project was previously included in the carrying amount of Corporate and Other as exploration properties in Mexico.

(g)
Transfers and movements primarily represent the reclassification of carrying amounts of reserves, resources and exploration potential as a result of the conversion of the categories of mining properties and deposits on mining interests which are capitalized and included in the carrying amounts of the related mining properties during the period.

Transfers and movements also includes the impact of changes to reclamation and closure cost obligations and dispositions of mining interests during the period.

(h)
Depreciation and depletion expensed for the year ended December 31, 2013 was $634 million (2012 – $585 million), as compared to total depreciation and depletion of $709 million (2012 – $629 million), due to the capitalization of depreciation of $43 million (2012 – $36 million), relating to development projects, and movements in amounts allocated to work-in-progress inventories of $32 million (2012 – $8 million).

Depletion expense for the year ended December 31, 2013 included $13 million (2012 – $9 million) of depletion expense relating to the Company’s reclamation assets.

(i)
At December 31, 2013, assets under construction, and therefore not yet being depreciated, included in the carrying amount of plant and equipment amounted to $1,488 million (December 31, 2012 – $771 million; January 1, 2012 – $453 million).

(j)	At December 31, 2013, finance leases included in the carrying amount of plant and equipment amounted to $75 million (December 31, 2012 – $86 million; January 1, 2012 – $2 million).

(k)
The Company’s 100% interests in the Camino Rojo gold project in Mexico and the Cochenour gold project in Canada are included in the carrying amounts of the Peñasquito mining property and Red Lake mining property, respectively.

(l)
Corporate and Other includes exploration properties in Mexico. At December 31, 2013, the Company recorded an impairment expense of $59 million against the carrying amount of the exploration properties of which $20 million was recorded against the Cerro del Gallo project (note 13(f)). At December 31, 2013, after the recording of impairment expense and net expenditures and disposals, the carrying amount of exploration properties in Mexico was reduced to $8 million (December 31, 2012 – $86 million; January 1, 2012 – $86 million).

(m)
Certain of the mining properties in which the Company has interests are subject to royalty arrangements based on their net smelter returns ("NSR"s), modified NSRs, net profits interest ("NPI") and/or net earnings. Royalties are expensed at the time of sale of gold and other metals. For the year ended December 31, 2013, royalties included in production costs amounted to $55 million (2012 – $75 million) (note 8). At December 31, 2013, the significant royalty arrangements of the Company were as follows:

GOLDCORP    |  37

(In millions of United States dollars, except where noted)

Producing mining properties:
Musselwhite	1 – 5% of NPI
Peñasquito	2% of NSR
Marlin	5% of NSR
Marigold (note 7)	5 – 10% of NSR
Alumbrera	3% of modified NSR plus 20% YMAD royalty
Pueblo Viejo	3.2% of NSR; 28.8% NPI
Development projects:
Éléonore	2.2 – 3.5% of NSR
Cerro Negro	3 – 4% of modified NSR and 1% of net earnings
El Morro	2% of NSR

In addition to the above, effective January 1, 2014, a 0.5% royalty on gross income derived from the sale of gold and silver will be payable from the Company's Mexican operations related to the Extraordinary Mining Duty enacted in December 2013 as part of various fiscal reforms.

14.	INVESTMENTS IN ASSOCIATES
At December 31, 2013, the Company had a 37.5% interest in Alumbrera (note 4), a 40.0% interest in Pueblo Viejo, a 26.9% interest in Primero and a 39.7% interest in Tahoe. These investments are accounted for using the equity method and included in mining interests (note 13). The Company adjusts each associate’s financial results, where appropriate, to give effect to uniform accounting policies.

	Alumbrera (a)	Pueblo Viejo (b)(c)	Other (1)(e)(f)	Total
Opening net assets of the Company’s investments in associates at January 1, 2013 (note 4)	$575	$1,546	$542	$2,663
Expenditures and investments (note 13)	—	49	—	49
Dividends from associate	(108)	—	—	(108)
Impairment of investments in associates (a)(e) (note 17)	(276)	—	(19)	(295)
Company’s share of net losses of associates	(19)	(66)	(15)	(100)
Other	—	(1)	2	1
Carrying amount of the Company's investment in associates at December 31, 2013	$172	$1,528	$510	$2,210

	Alumbrera	Pueblo Viejo (d)	Other (1)	Total
Opening net assets of the Company’s investments in associates at January 1, 2012 (note 4)	$404	$1,052	$484	$1,940
Expenditures and investments (note 13)	8	506	—	514
Increase in ownership interest in associate (note 13(e))	—	—	30	30
Partial disposition of investment in associate (note 13(e))	—	—	(31)	(31)
Reversal of impairment of investment in associate (note 13(d))	—	—	65	65
Company’s share of net earnings (losses) of associates (d)	163	(12)	(6)	145
Carrying amount of the Company’s investment in associate at December 31, 2012 (note 4)	$575	$1,546	$542	$2,663
(1)    Includes results of Primero and Tahoe.
Summarized financial information for Alumbrera, Pueblo Viejo, Primero, and Tahoe on a 100% basis and reflecting adjustments made by the Company, including fair value adjustments made at the time of acquisition and adjustments for differences in accounting policies, is as follows:

GOLDCORP    |  38

(In millions of United States dollars, except where noted)

	Alumbrera (a)	Pueblo Viejo (b)(c)(d)	Other (1)(e)	Total
	Year ended December 31, 2013
Revenues	$1,034	$1,078	$200	$2,312
Production costs	(628)	(439)	(88)	(1,155)
Depreciation and depletion	(289)	(128)	(39)	(456)
Earnings from mine operations (h)	$117	$511	$73	$701
Net losses of associates (h)	$(51)	$(165)	$(44)	$(260)
The Company's share of net losses of associates (c)	$(19)	$(66)	$(15)	$(100)
Impairment of investments in associates (a)(e)	(276)	—	(19)	(295)
The Company’s equity share of net losses of associates	$(295)	$(66)	$(34)	$(395)

	Year ended December 31, 2012
Revenues	$1,639	$—	$183	$1,822
Production costs	(804)	—	(75)	(879)
Depreciation and depletion	(193)	—	(35)	(228)
Earnings from mine operations	$642	$—	$73	$715
Net earnings (losses) of associates	$435	$(31)	$(3)	$401
The Company’s share of net earnings (losses) of associates	$163	$(12)	$(6)	$145
Reversal of impairment of investment in associate (note 13(d))	—	—	65	65
The Company’s equity share of net earnings (losses) of associates	$163	$(12)	$59	$210
(1)    Includes results of Primero and Tahoe.

At December 31, 2013	Alumbrera	Pueblo Viejo
Current assets	$688	$556
Non-current assets	1,318	6,975
	2,006	7,531
Current liabilities	262	664
Non-current liabilities	550	3,047
	812	3,711
Net assets	$1,194	$3,820
The Company's share of net assets of associates	$448	$1,528
Impairment of investment in associate (a)	$(276)	$—
The Company’s equity share of net assets of associates	$172	$1,528

At December 31, 2012	Alumbrera	Pueblo Viejo (d)
Current assets	$887	$259
Non-current assets	1,268	6,977
	2,155	7,236
Current liabilities	286	287
Non-current liabilities	336	3,085
	622	3,372
Net assets	$1,533	$3,864
The Company’s equity share of net assets of associates	$575	$1,546

GOLDCORP    |  39

(In millions of United States dollars, except where noted)

At January 1, 2012	Alumbrera	Pueblo Viejo
Current assets	$370	$116
Non-current assets	1,315	4,721
	1,685	4,837
Current liabilities	241	213
Non-current liabilities	367	1,995
	608	2,208
Net assets	$1,077	$2,629
The Company’s equity share of net assets of associates	$404	$1,052
The Company’s equity share of cash flows of Alumbrera, Pueblo Viejo, Primero and Tahoe are as follows:

	Alumbrera	Pueblo Viejo	Other	Total
	Year ended December 31, 2013
Net cash provided by (used in) operating activities	$128	$43	$(7)	$164
Net cash used in investing activities	$(169)	$(96)	$(79)	$(344)
Net cash (used in) provided by financing activities	$(107)	$65	$9	$(33)

	Year ended December 31, 2012
Net cash provided by (used in) operating activities	$137	$(37)	$4	$104
Net cash used in investing activities	$(20)	$(443)	$(55)	$(518)
Net cash provided by (used in) financing activities	$—	$489	$(3)	$486

(a)	At December 31, 2013, the Company recognized an impairment expense of $276 million in respect of its investment in Alumbrera (notes 13(a) and 17).

(b)	On January 8, 2013, the Company announced commercial production at the Pueblo Viejo mine, effective January 1, 2013.

(c)
During the third quarter of 2013, Pueblo Viejo reached an agreement with the Government of the Dominican Republic concerning amendments to the Special Lease Agreement ("SLA") for the Pueblo Viejo mine which clarified various administrative and operational matters. These amendments included the following items: elimination of a 10% return embedded in the initial capital investment for purposes of the NPI; an extension of the period over which Pueblo Viejo will recover its capital investment; a delay of application of NPI deductions; a reduction of depreciation rates; and the establishment of a graduated minimum tax. The graduated tax will be adjusted up or down based on metal prices. The agreement also includes the following broad parameters consistent with the SLA: corporate income tax rate of 25%; net smelter royalty of 3.2%; and a NPI of 28.8%.

As a result of the amendments, a cumulative $183 million charge was recognized in the Company's share of net (losses) earnings of associates, comprised of current and deferred taxes.

(d)
During the year ended December 31, 2012, Pueblo Viejo recognized an impairment expense of $35 million, net of tax (Goldcorp’s share – $14 million) included in the Company's share of net earnings (losses) of associates, in respect of certain power assets.

(e)
The quoted market values of the Company’s investments in Primero and Tahoe at December 31, 2013 were $137 million and $1.0 billion, respectively, based on the closing share prices of Primero and Tahoe. At December 31, 2013, the carrying amounts of these investments were $176 million and $334 million, respectively.

Due to the quoted market value of Primero being lower than its carrying amount at December 31, 2013, the Company performed an assessment on the recoverable amount of Primero against the carrying amount of the investment. As a result, the Company recorded an impairment expense of $19 million representing the difference between the carrying amount of the investment and the VIU as of December 31, 2013 (note 17).

(f)	On January 14, 2014, Tahoe announced that the Escobal mine had achieved commercial production, effective January 1, 2014.

GOLDCORP    |  40

(In millions of United States dollars, except where noted)

(g)
At December 31, 2013, the Company’s share of its associates’ capital commitments was $14 million (December 31, 2012 – $92 million; January 1, 2012 – $331 million). These commitments are included in the Company’s consolidated capital commitments (note 23(d)(ii)).

(h)
The net expense of $961 million for the year ended December 31, 2013, which reconciles earnings from mine operations of $701 million to net losses of associates of $260 million, comprised primarily of finance costs and income taxes (2012 - net income of $314 million which reconciles earnings from mine operations of $715 million to net earnings of associates of $401 million).

15.	GOODWILL
The carrying amount of goodwill has been allocated to the Company’s CGUs and included in the respective operating segment assets in note 16 as shown below:

	Cerro Negro	Red Lake	Peñasquito	Los Filos	Total
At January 1, 2012	$975	$405	$283	$74	$1,737
At December 31, 2012	$975	$405	$283	$74	$1,737
Impairment expense	—	—	(283)	—	(283)
At December 31, 2013	$975	$405	$—	$74	$1,454

Goodwill is assessed for impairment annually as at December 31, or when circumstances indicate there may be an impairment, and is allocated to CGUs on the basis of management’s internal review. At June 30, 2013, the Company recorded $283 million of impairment charges for goodwill at Peñasquito (notes 13(a) and 17).

GOLDCORP    |  41

(In millions of United States dollars, except where noted)

16.	SEGMENTED INFORMATION
Operating results of operating segments are reviewed by the Company's chief operating decision maker to make decisions about resources to be allocated to the segments and assess their performance. Significant information relating to the Company’s reportable operating segments is summarized in the table below:

	Revenues (c)(d)		Depreciation and depletion		(Loss) earnings from operations and associates (d)(f)(g)		Expenditures on mining interests (e)
	Years Ended December 31
	2013	2012	2013	2012	2013	2012	2013	2012
Red Lake (a)	$684	$852	$107	$83	$309	$503	$233	$281
Porcupine	407	439	56	51	163	88	96	111
Musselwhite	353	403	53	44	101	161	75	99
Éléonore	—	—	—	—	—	—	589	472
Peñasquito (a) (note 17)	1,148	1,588	163	207	(2,270)	640	233	259
Los Filos	457	565	62	50	189	325	112	85
El Sauzal (note 17)	113	137	32	35	(22)	41	1	9
Marlin	447	551	142	100	94	256	65	97
Cerro Blanco (note 17)	—	—	—	—	(138)	—	6	46
Alumbrera (i)(j) (notes 4 and 17)	388	615	108	73	(350)	241	71	29
Cerro Negro (h)	—	—	—	—	—	—	560	322
Wharf	78	125	4	4	22	67	11	8
El Morro	—	—	—	—	—	—	55	112
Pueblo Viejo (i)(j) (notes 14(b) and (c))	431	—	51	—	205	—	98	448
Other (b) (note 17)	—	—	15	11	(347)	(207)	29	39
Attributable segment total for continuing operations (i)	$4,506	$5,275	$793	$658	$(2,044)	$2,115	$2,234	$2,417
Alumbrera (i)(j)	(388)	(615)	(108)	(73)	55	(78)	(71)	(20)
Pueblo Viejo (i)(j) (notes 14(b) and (c))	(431)	—	(51)	—	(271)	(12)	(49)	58
Consolidated segment total for continuing operations	$3,687	$4,660	$634	$585	$(2,260)	$2,025	$2,114	$2,455
Consolidated segment total for discontinued operation (note 7)	$151	$160	$21	$17	$(101)	$67	$62	$46
Consolidated segment total	$3,838	$4,820	$655	$602	$(2,361)	$2,092	$2,176	$2,501

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(In millions of United States dollars, except where noted)

	Total Assets
	At December 31 2013	At December 31 2012	At January 1 2012
Red Lake (a)	$3,736	$3,477	$3,039
Porcupine	679	552	483
Musselwhite	635	550	488
Éléonore	2,491	1,808	1,269
Peñasquito (a) (note 17)	9,414	11,790	11,363
Los Filos	1,456	1,223	1,226
El Sauzal (note 17)	60	140	222
Marlin	850	872	1,159
Cerro Blanco (note 17)	50	180	133
Alumbrera (notes 4 and 17)	172	575	404
Cerro Negro (h)	6,119	5,312	4,732
Wharf	77	83	105
El Morro	1,484	1,395	1,292
Pueblo Viejo	1,528	1,546	1,052
Marigold (note 7)	227	356	324
Other (b) (note 17)	586	1,120	1,855
Total	$29,564	$30,979	$29,146

	Total Liabilities
	At December 31 2013	At December 31 2012	At January 1 2012
Red Lake (a)	$97	$124	$95
Porcupine	241	259	173
Musselwhite	77	93	81
Éléonore	541	492	392
Peñasquito (a)	3,031	3,011	2,947
Los Filos	258	116	103
El Sauzal	78	60	60
Marlin	183	115	97
Cerro Blanco	9	3	5
Alumbrera (note 4)	—	—	—
Cerro Negro (h)	1,618	1,362	1,203
Wharf	38	39	51
El Morro	467	468	448
Pueblo Viejo	—	—	—
Marigold (note 7)	44	71	71
Other (b)	3,124	1,837	1,935
Total	$9,806	$8,050	$7,661

GOLDCORP    |  43

(In millions of United States dollars, except where noted)

(a)	The Company’s 100% interests in the Cochenour gold project in Canada and Camino Rojo gold project in Mexico are included in the Red Lake and Peñasquito reportable operating segments, respectively.

(b)
Other includes corporate activities, the Company’s investments in and results of Primero and Tahoe, certain exploration properties in Mexico and corporate assets which have not been allocated to the above segments. Total corporate assets and liabilities at December 31, 2013 were $68 million and $3,124 million, respectively (December 31, 2012 – $492 million and $1,837 million, respectively; January 1, 2012 – $1,285 million and $1,935 million, respectively). At December 31, 2013, the Company recognized an impairment expense of $59 million in respect of the Mexican exploration properties, and after net disposals and expenditures of $19 million, the carrying amount of the properties is reduced to $8 million (December 31, 2012 – $86 million; January 1, 2012 – $86 million).

(c)
The Company’s principal product is gold doré with the refined gold bullion sold primarily in the London spot market. Concentrate produced at Peñasquito and Alumbrera, containing both gold and by-product metals, is sold to third party refineries.

The Company’s consolidated revenues (excluding attributable share of revenues from associates) for the years ended December 31 are as follows:

	2013	2012
Gold	$2,886	$3,527
Silver	528	799
Zinc	167	234
Lead	99	97
Copper	7	3
	$3,687	$4,660
All reportable operating segments (including attributable share of revenues from associates) principally derived their revenue from gold sales other than segments identified in the following table:

	Years Ended December 31
		Peñasquito	Marlin	Alumbrera	Pueblo Viejo
Gold	2013	$516	$285	$141	$414
	2012	$674	$347	$221	$—
Silver	2013	359	162	9	17
	2012	580	204	16	—
Lead	2013	99	—	—	—
	2012	97	—	—	—
Zinc	2013	167	—	—	—
	2012	234	—	—	—
Copper	2013	7	—	227	—
	2012	3	—	364	—
Molybdenum	2013	—	—	11	—
	2012	—	—	14	—
Total – Goldcorp’s share	2013	$1,148	$447	$388	$431
	2012	$1,588	$551	$615	$—

(d)
Intersegment sales and transfers are eliminated in the above information reported to the Company’s chief operating decision maker. For the year ended December 31, 2013, intersegment purchases include ounces purchased from Pueblo Viejo of $431 million (2012 – $nil). For the year ended December 31, 2013, revenues related to the sale of these ounces to external third parties were $431 million (2012 – $nil).

(e)
Segmented expenditures on mining interests include capitalized borrowing costs, are net of investment tax credits, and exclude additions to reclamation assets arising from changes in estimates, and are presented on an accrual basis. Expenditures on mining interests and interest paid in the Consolidated Statements of Cash Flows are presented on a cash basis. For the year ended

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(In millions of United States dollars, except where noted)

December 31, 2013, the change in accrued expenditures and investment tax credits was an increase of 98 million (2012 – $169 million).

(f)
The $68 million of net expenses for the year ended December 31, 2013 (2012 – net earnings of $90 million), which reconciles the Company’s loss of $2,260 million from operations and associates (2012 – net earnings of $2,025 million), to the Company’s loss of $2,328 million before taxes (2012 – earnings of $2,115 million before taxes), mainly arose from corporate activities that would be primarily allocated to the Other reportable operating segment.

(g)
The attributable segment total of (loss) earnings from operations and associates eliminates certain non-operating expenses/(income), which includes finance costs and income taxes that are included in Alumbrera and Pueblo Viejo’s net equity earnings on a consolidated basis for segmented information disclosure purposes.

(h)
In respect of government regulations, the Company became subject to import restrictions enacted in Argentina relating to equipment, materials and services required for the construction of the Cerro Negro project. In addition, new import substitution requirements were announced in May 2012 requiring the Company to submit its import programs for review 120 days in advance. These new regulations have subjected the Company to delays in the project schedule.

(i)
The Company includes certain Alumbrera and Pueblo Viejo operating results on a proportionate basis instead of on an equity basis in its attributable segment totals for segmented information disclosure purposes, consistent with how the operating results are reported to the Company’s chief operating decision maker.

(j)	The net total of expenditures on mining interests for Alumbrera and Pueblo Viejo represent expenditures on mining interests on a proportionate basis instead of on an equity basis.

17.	IMPAIRMENT
The recoverable amounts of the Company’s CGUs, which include mining properties, plant and equipment (note 13) and allocated goodwill (note 15), are determined on an annual basis, or where facts and circumstances provide impairment indicators. The recoverable amounts are based on each CGU’s future after-tax cash flows expected to be derived from the Company's mining properties and represent each CGU’s FVLCTS. The after-tax cash flows are determined based on life-of-mine (“LOM”) after-tax cash flow projections which incorporate management’s best estimates of future metal prices, production based on current estimates of recoverable reserves and resources, exploration potential, future operating costs and non-expansionary capital expenditures, inflation, and long-term foreign exchange rates. Metal pricing included in the cash flow projections beyond five years is based on historical volatility and consensus analyst pricing. Projected cash flows are discounted using an after-tax discount rate of 5% which represents the Company’s weighted average cost of capital and which includes estimates for risk-free interest rates, market value of the Company’s equity, market return on equity, share volatility and debt-to-equity financing ratio. Management’s estimate of the FVLCTS of its CGUs is classified as level 3 in the fair value hierarchy.
At December 31, 2013, the Company performed an annual review of the recoverable amounts of its CGUs and recognized a $357 million, net of tax ($383 million before tax) of impairment expense in respect of the Company's investments in Alumbrera and Primero (note 14), the El Sauzal mine and certain Mexican exploration projects.
The impairment expense recognized in respect of each of the Company's CGUs for the year ended December 31, 2013 were as follows:

For the year ended December 31, 2013	Mining interest	Goodwill	Total
Peñasquito	$2,144	$283	$2,427
Cerro Blanco	131	—	131
El Sauzal	29	—	29
Mexican exploration properties	59	—	59
Impairment – owned by subsidiaries, continuing operations	$2,363	$283	$2,646

Alumbrera	$276	$—	$276
Primero	19	—	19
Impairment – investment in associates	$295	$—	$295

Total	$2,658	$283	$2,941
At June 30, 2013, the carrying amount of the net assets of the Company exceeded its market capitalization, which is an indicator of potential impairment of the carrying amount of its net assets. In addition, prior to the close of the quarter ended June 30, 2013, metal prices declined

GOLDCORP    |  45

(In millions of United States dollars, except where noted)

significantly. As a result, the Company assessed the recoverable amounts of each of its CGUs at June 30, 2013 and recorded impairment charges of $1,958 million, net of tax ($2,558 million before tax), against the carrying amounts of Peñasquito and Cerro Blanco.
At December 31, 2013, as part of the annual review of recoverable amounts of its CGUs, Penasquito's FVLCTS was reassessed utilizing an updated mine plan which incorporated the results of the 2013 year end reserve and resource update. As a result of this assessment, the Company concluded that there were no indicators present that would require a further impairment or a reversal, in whole or in part, of the impairment charges recorded in the second quarter of 2013.

a)	Impairment testing
The Company's impairment testing at June 30, 2013 and December 31, 2013 incorporated the following assumptions:

i)	Pricing assumptions and impact
The projected cash flows used in impairment testing are significantly affected by changes in assumptions for metal prices, future capital expenditures, production costs estimates, discount rates and exchange rates. If metal prices were to remain at spot prices for an extended period of time, the Company would need to re-evaluate the pricing assumptions used for its impairment testing. For the June 30, 2013 and December 31, 2013 impairment assessments, the metal prices assumptions were as follows:

	At June 30, 2013		At December 31, 2013
Metal price assumptions	2014 to 2018	Long-term	2014	2015 to 2018	Long-term
Gold (per ounce)	$1,400	$1,350	$1,200	$1,300	$1,300
Silver (per ounce)	$23	$24	$20	$22	$22
Copper (per pound)	$3.35	$3.00	$3.00	$3.04	$3.00
Zinc (per pound)	$0.83	$0.85	$0.90	$0.90	$0.90
Lead (per pound)	$0.92	$0.80	$1.00	$0.90	$0.90
During 2013, the metal pricing environment related to valuation of exploration-related in-situ ounces and the market value thereof had declined with a varying impact dependent on facts and circumstances at each individual project, including external market risk and product mix exposure. The impact of this change in the environment for exploration stage projects was assessed on a CGU by CGU basis, applying the market comparables most closely related to the specifics of the exploration property.

ii)	Additional CGU-specific assumptions affecting the recoverable amount assessment
Peñasquito
Valuation of exploration potential of in-situ ounces
The metal pricing environment related to valuation of exploration-related in-situ ounces and the market value thereof has declined. The exploration potential at Peñasquito is included as part of the Peñasquito CGU and is valued using a market approach, which examines market comparable information and external market risk, taking into account product mix exposure and characteristics of the Peñasquito property. Based on the assessment performed as at June 30, 2013, the Company concluded that the market value per in-situ ounce of the exploration potential at Peñasquito had declined by approximately 25% to 35% resulting in a reduction of the estimated recoverable amount of that exploration potential. As at December 31, 2013, there have been no significant changes related to the valuation of exploration-related in-situ ounces.
Capital and operating cost assumptions
Capital costs assumptions increased at Peñasquito during the second quarter of 2013, as studies were completed and defined an additional water source for Peñasquito referred to as the “North Well Field”. The Company also commenced a follow-up study to analyze optimal tailings deposition for stage 2 of the tailings facility for the potential to enhance long-term water efficiency at Peñasquito. Pending the outcomes of these studies and based on the information available to date, a revised capital cost estimate in relation to the water and tailings project was included in Peñasquito’s current LOM.
The projected cash flows are significantly affected by changes in assumptions about metals prices, future capital expenditures, production costs estimates, discount rates and exchange rates. For the June 30, 2013 and December 31, 2013 impairment assessments, metal price assumptions were as noted in the table above. Future operating costs assumptions included in Peñasquito’s current LOM are $1.90 per tonne of ore mined, $7.20 per tonne of sulphide ore milled, and general and administrative costs of $1.80 per tonne of sulphide ore milled at the December 31, 2013 annual assessment, compared to $1.70 per tonne of

GOLDCORP    |  46

(In millions of United States dollars, except where noted)

ore mined, $8.50 per tonne of sulphide ore milled, and general and administrative costs of $1.50 per tonne of sulphide ore milled at the June 30, 2013 assessment. Additionally, at December 31, 2013, management's estimate of the effects of the uncertainty related to the Cerro Gordo Ejido legal matter (note 6(i)(i)) has been incorporated into the capital and operating cost assumptions.
The capital costs and operating costs assumptions were updated at the December 31, 2013 annual assessment with the combined changes having no significant impact to Peñasquito's recoverable amount, as compared to June 30, 2013.
The discount rate and exchange rates remain unchanged at the December 31, 2013 annual assessment as no significant changes that would impact these assumptions had occurred.
Mexican Royalty
During the second quarter of 2013, the Mexican Chamber of Deputies approved a bill which proposed a 5% tax-deductible mining duty calculated on an operating mine’s taxable income before the deduction of interest, taxes, depreciation and amortization. In December 2013, the Mexican President signed a bill approving significant tax reforms including a tax-deductible mining royalty of 7.5% on earnings before the deduction of interest, taxes, depreciation and amortization, with precious metals mining companies paying an additional 0.5% on precious metals revenue, which is a significant increase to the 5% rate proposed in the second quarter of 2013. In addition, the corporate tax rate will increase to 30% from 28%. These tax reforms have an effective date of January 1, 2014 and were incorporated into the December 31, 2013 impairment assessment. The impact of these updates, in combination with the other changes noted above, did not result in a significant change to the estimated net recoverable amount of the Peñasquito mine at December 31, 2013 as compared to June 30, 2013.
Cerro Blanco
During the second quarter of 2013, the Company announced its intention to undertake a strategic review of the Cerro Blanco project which resulted in an impairment charge of $131 million, net of tax ($131 million before tax), against the carrying amount of Cerro Blanco's mining interests. Management concluded in the second quarter of 2013 as a result of cash flow constraints arising from the declining metal price environment, that the Company does not intend to develop this project. The estimated recoverable amount of the project was based on management’s best estimate of market value at June 30, 2013 based on the available measured and indicated, and inferred resources (note 13). Management reviewed an updated project feasibility in the fourth quarter of 2013 and the impact of the update did not result in a significant change to the estimated net recoverable amount of Cerro Blanco at December 31, 2013 as compared to June 30, 2013, and therefore, confirms management's earlier decision to not develop the project.
Alumbrera
During the fourth quarter of 2013, the Company received the updated LOM plan for Alumbrera. As the operation is approaching the latter stages of its operating life, access to mineable ore will be gradually limited by significant waste stripping requirements and longer haul cycles. As a result, the updated LOM plan included lower forecast ore tonnes mined. The forecast shortfall in ore tonnes resulted in the expected depletion of all available stockpiles by 2015, and the inability to provide sufficient tonnes to meet mill capacity thereafter. In addition, Alumbrera management conducted a thorough review of their closure plan estimates which resulted in higher than expected reclamation costs. The impact of these updates, in combination with the change in metal price assumptions, resulted in an impairmentexpense of $276 million, net of tax ($276 million before tax) against the carrying amount of the Company’sinvestment in Alumbrera.
Primero
At December 31, 2013, the Company performed an impairment assessment in respect of its equity investment in Primero due to a decline in the quoted market value of Primero below the carrying amount of the Company's investment. The Company determined that the cumulative impact of equity transactions undertaken by Primero had reduced the recoverable amount of the Company's investment, therefore the Company recognized an impairment expense of $19 million, net of tax ($19 million before tax) in respect of its investment in Primero.
El Sauzal
As at December 31, 2013, management estimates the remaining operating life of El Sauzal to be less than two years. As a result of changes in metal price assumptions and the increase in estimated reclamation costs as El Sauzal approaches the end of its mine life, management recorded an impairment expense of $20 million, net of tax ($29 million before tax), against the carrying amount of the opeartion's mining interests.

GOLDCORP    |  47

(In millions of United States dollars, except where noted)

Mexican exploration properties
During the fourth quarter of 2013, the Company performed a strategic review of several exploration properties in Mexico, including the Santo Domino and El Salitre assets. Due to the depressed metals price environment, the impact of the tax reforms in Mexico, and evaluation of the future exploration potential, management has elected to cease further exploration at these properties. As a result, an impairment expense of $42 million, net of tax ($59 million before tax) was recognized, against the carrying amounts of the properties' mining interests.

b)	Sensitivity analysis
As part of the annual review of the recoverable amounts of its CGUs, which incorporates the changes to the LOM plans arising from the Company's annual planning and reserve and resource process,the Company undertook a sensitivity analysis to identify the impact of changes in long-term pricing and production costs relative to current assumptions which would cause a CGU’s carrying amount to exceed the aggregate of its recoverable amount. As at December 31, 2013, the carrying amounts, including goodwill, net of tax, for the Red Lake, Cerro Negro, Éléonore, Porcupine, and Los Filos CGUs were $2.9 billion, $4.6 billion, $2.1 billion, $0.5 billion and $0.7 billion, respectively.
The table below indicates the long-term gold price assumptions required in order for the estimated recoverable amounts to equal the carrying amounts for each of the Red Lake, Cerro Negro, Éléonore, Porcupine and Los Filos CGUs.

	Long-term price – $ per ounce required for recoverable amount to equal carrying amount
	At December 31, 2013
	Red Lake	Cerro Negro	Éléonore	Porcupine	Los Filos
Long-term gold price	$1,067	$1,203	$921	$1,152	$1,063

However, the Company believes that adverse changes in metal price assumptions that would impact certain other inputs for the LOM plans, which may offset, to a certain extent, the impact of these adverse metal price changes.
The following table indicates the change in production cost assumptions would be required in order for the estimated recoverable amounts to equal the carrying amounts for each of the Red Lake, Cerro Negro, Éléonore, Porcupine and Los Filos CGUs:

	% increase required for recoverable amount to equal carrying amount
	At December 31, 2013
	Red Lake	Cerro Negro	Éléonore	Porcupine	Los Filos
Production cost	32%	8%	64%	13%	22%
Argentina’s current inflationary and foreign exchange environment also continues to be evaluated. A key assumption in Cerro Negro’s current LOM after-tax cash flow projections is that total operating costs increased by inflation would be offset by a devaluation of the Argentine peso following production start-up. Should this assumption regarding the future macroeconomic situation in Argentina change, and sustained inflation continues, without a commensurate change in the foreign exchange rate, the estimated recoverable amount of Cerro Negro could be adversely impacted.

GOLDCORP    |  48

(In millions of United States dollars, except where noted)

18.	INVESTMENTS IN SECURITIES

	At December 31 2013	At December 31 2012	At January 1 2012
Equity securities – available-for-sale	$82	$174	$222
Less: marketable securities included in other current assets (note 12)	(5)	(12)	(15)
	$77	$162	$207

The Company has investments in equity securities in accordance with its long-term investment plans. These investments are classified as non-current assets if the Company intends to hold the investment for more than 12 months. Those securities the Company does not intend to hold long-term are classified as marketable securities and included in other current assets. The investments in equity securities are classified as available-for-sale and measured at fair value with mark-to-market gains and losses recognized in other comprehensive income (note 23(b)).

19.	OTHER NON-CURRENT ASSETS

	At December 31 2013	At December 31 2012	At January 1 2012
Sales/indirect taxes recoverable	$208	$100	$41
Heap leach and stockpiled ore (note 10)	141	16	12
Other	59	72	34
	$408	$188	$87

20.	DEBT FINANCING

	At December 31 2013	At December 31 2012	At January 1 2012
$1.5 billion notes (a)(c)	$1,482	$—	$—
$863 million convertible senior notes (b)(c)	832	783	737
	2,314	783	737
Less: current portion of long-term debt (b)	(832)	—	—
	$1,482	$783	$737

(a)
On March 20, 2013, the Company issued two tranches of notes totalling $1.5 billion, consisting of $500 million in 5-year notes (“5-year Notes”) with a coupon rate of 2.125% and $1.0 billion in 10-year notes (“10-year Notes”) with a coupon rate of 3.70% (collectively, the “Notes” or the “Company’s Notes”) which mature on March 15, 2018 and March 15, 2023, respectively. The Notes are unsecured and interest is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2013. The Company received total proceeds of $1.48 billion, net of transaction costs. Holders of the Notes may redeem their holding at any time during the three months prior to maturity. The 5-year Notes and the 10-year Notes are accreted to their face value over the term of the Notes using annual effective interest rates of 2.37% and 3.84%, respectively.

(b)
On June 5, 2009, the Company issued Convertible Notes with an aggregate principal amount of $863 million. The Convertible Notes are unsecured and bear interest at an annual rate of 2.0% payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2010, and mature on August 1, 2014.

Holders of the Convertible Notes may convert the Convertible Notes at their option at any time during the period from May 1, 2014 to the maturity date and at any time during the period from June 5, 2009 to May 1, 2014, subject to certain market and other conditions. The Convertible Notes are convertible into the Company’s common shares at a conversion rate of 20.8407 common shares for every $1,000 principal amount of the Convertible Notes, subject to adjustment in certain events. Subject to satisfaction of certain conditions, the Company may, upon conversion by the holder, elect to settle in cash or a combination of cash and common shares. The Convertible Notes are non-redeemable, except upon occurrence of certain changes in Canadian withholding tax laws or a fundamental change.
The option to settle in cash upon conversion results in the conversion feature of the Convertible Notes being accounted for as an embedded derivative which must be separately accounted for at fair value upon initial recognition. Subsequently, the conversion

GOLDCORP    |  49

(In millions of United States dollars, except where noted)

feature is measured at fair value at each reporting date and the movement reported in net earnings (note 23(a)). The carrying amount of the debt component upon initial recognition was calculated as the difference between the proceeds received for the Convertible Notes and the fair value of the conversion feature, and is accreted to the face value of the Convertible Notes over the term of the Convertible Notes using an annual effective interest rate of 8.57%.

(c)
Of the $106 million of interest incurred, including accretion expense, on the Company’s Notes and the Convertible Notes for the year ended December 31, 2013 (year ended December 31, 2012 – $63 million), $80 million has been capitalized as part of the costs of qualifying mining properties (year ended December 31, 2012 – $63 million) (note 13(b)).

21.	NON-CURRENT PROVISIONS

	At December 31 2013	At December 31 2012	At January 1 2012
Reclamation and closure cost obligations	$529	$500	$375
Less: current portion included in other current liabilities	(27)	(17)	(31)
	502	483	344
Other	15	17	11
	$517	$500	$355

Reclamation and closure cost obligations

The Company incurs reclamation and closure cost obligations relating to its operating, inactive and closed mines and development projects. The present value of obligations relating to operating, inactive and closed mines and development projects is currently estimated at $275 million, $184 million and $70 million, respectively (December 31, 2012 – $242 million, $221 million and $37 million, respectively; January 1, 2012 – $216 million, $137 million and $22 million, respectively) reflecting anticipated cash flows to be incurred over approximately the next 100 years. Significant reclamation and closure activities include land rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance and other costs.

The total provision for reclamation and closure cost obligations at December 31, 2013 is $529 million (December 31, 2012 – $500 million; January 1, 2012 – $375 million) and has been calculated using an effective weighted discount rate of 5.3% (December 31, 2012 – 4.6%; January 1, 2012 – 4.3%). The undiscounted value of these obligations is $1,847 million (December 31, 2012 – $2,771 million; January 1, 2012 – $1,307 million), calculated using an effective weighted inflation rate assumption of 2% (December 31, 2012 – 2%; January 1, 2012 – 2%).
Changes to the reclamation and closure cost obligations during the years ended December 31 are as follows:

	2013	2012
Reclamation and closure cost obligations – beginning of year	$500	$375
Reclamation expenditures	(15)	(21)
Accretion expense, included in finance costs (note 9)	20	14
Accretion expense for discontinued operation (note 7)	1	—
Revisions in estimates and obligations incurred	40	132
Reclassification of reclamation and closure cost obligations to discontinued operation (note 7)	(17)	—
Reclamation and closure cost obligations – end of year	$529	$500

GOLDCORP    |  50

(In millions of United States dollars, except where noted)

22.	INCOME TAXES

Years ended December 31	2013	2012
Current income tax expense	$97	$446
Deferred income tax expense (recovery)	217	(26)
Income tax expense	$314	$420
Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to (loss) earnings before taxes. These differences result from the following items:

Years ended December 31	2013	2012
(Loss) earnings from continuing operations before taxes	$(2,328)	$2,115
Canadian federal and provincial income tax rates	25%	25%
Income tax (recovery) expense based on Canadian federal and provincial income tax rates	(582)	529
Increase (decrease) attributable to:
Impact of Mexican tax reform	655	—
Impact of foreign exchange on deferred income tax assets and liabilities	133	(32)
Other impacts of foreign exchange	(51)	(1)
Non-deductible expenditures	18	23
Effects of different foreign statutory tax rates on earnings of subsidiaries	(31)	18
Non-taxable mark-to-market gains on Convertible Notes (note 23(a))	(14)	(32)
Non-deductible (taxable) portion of net losses (earnings) from associates	91	(37)
Investment (write-ups) write-downs not tax effected	13	(5)
Changes in reserves for tax positions	(42)	(31)
Impact of future income tax rates applied versus current statutory rates	(6)	(4)
Impact of Mexican inflation on tax values	(27)	(22)
Provincial mining taxes and resource allowance	27	32
Impact of Guatemala tax election on deferred income taxes	80	—
Impact of impairment of mining interests (note 17)	(32)	—
Non-deductible impairment charges to goodwill (note 17)	71	—
Other	11	(18)
	$314	$420
In December 2013, the Mexican President passed a bill that increases the effective tax rate applicable to the Company’s Mexican operations. The law is effective January 1, 2014 and increases the future corporate income tax rate to 30%, creates a 10% withholding tax on dividends paid to non-resident shareholders (subject to any reduction by an Income Tax Treaty) and creates a new Extraordinary Mining Duty equal to 0.5% of gross revenues from the sale of gold, silver, and platinum. In addition, the law requires taxpayers with mining concessions to pay a new 7.5% Special Mining Duty. The Extraordinary Mining Duty and Special Mining Duty will be tax deductible for income tax purposes. The Special Mining Duty will generally be applicable to earnings before income tax, depreciation, depletion, amortization, and interest. In calculating the Special Mining Duty there will be no deductions related to development type costs but exploration and prospecting costs are deductible when incurred.

As a result of the law becoming enacted in the fourth quarter of 2013, the Company recognized a non-cash charge of $655 million related to the deferred tax impacts of the above tax changes.

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(In millions of United States dollars, except where noted)

Income tax recovery (expense) recognized in other comprehensive income (note 23(b)) is as follows:

Years ended December 31	2013	2012
Net valuation losses on available-for-sale securities recognized in other comprehensive income	$11	$4
Net valuation losses on available-for-sale securities recognized in net (loss) earnings	(4)	(8)
Gain on disposition of securities recognized in net (loss) earnings	—	1
	$7	$(3)
The significant components of deferred income tax assets and liabilities are as follows:

	At December 31 2013	At December 31 2012	At January 1 2012
Deferred income tax assets (a)
Unused non-capital losses	$121	$37	$27
Investment tax credits	42	24	36
Deductible temporary differences relating to:
Reclamation and closure cost obligations	116	119	91
Other	105	64	68
	384	244	222
Deferred income tax liabilities
Taxable temporary differences relating to:
Mining interests	(5,831)	(5,510)	(5,406)
Other	(128)	(168)	(258)
	(5,959)	(5,678)	(5,664)
Deferred income tax liabilities, net	$(5,575)	$(5,434)	$(5,442)

Balance sheet presentation
Deferred income taxes assets	$19	$—	$—
Deferred income taxes liabilities	(5,594)	(5,434)	(5,442)
Deferred income tax liabilities, net	$(5,575)	$(5,434)	$(5,442)

(a)
The Company believes that it is probable that the results of future operations will generate sufficient taxable income to realize the above noted deferred income tax assets. Deferred tax assets that have not been recognized are as follows:

	At December 31 2013	At December 31 2012	At January 1 2012

Unused capital losses (1)	$11	$5	$—
Alternative minimum tax ("AMT") credits (1)	10	16	12
Deductible temporary differences relating to:
Unrealized capital losses	15	—	—
Other	4	—	—
	$40	$21	$12

(1)	Capital losses and AMT credits have no expiry date.

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(In millions of United States dollars, except where noted)

23.    FINANCIAL INSTRUMENTS

(a)	Financial assets and liabilities classified as at fair value through profit or loss (“FVTPL”)
The Company’s financial assets and liabilities classified as at FVTPL are as follows:

	At December 31 2013	At December 31 2012	At January 1 2012
Current derivative assets (1)
Foreign currency, heating oil, copper, lead, zinc and silver contracts	$41	$42	$20
Investments in warrants	—	—	1
	$41	$42	$21
Non-current derivative assets (1)
Foreign currency contracts	$1	$—	$—
	$1	$—	$—
Current derivative liabilities
Foreign currency, heating oil, copper, lead, zinc and silver contracts	$(43)	$(30)	$(28)
Non-financial contract to sell silver to Silver Wheaton (i)	(13)	(38)	(37)
Conversion feature of Convertible Notes (ii) (note 20(b))	(1)	—	—
	$(57)	$(68)	$(65)
Non-current derivative liabilities
Non-financial contract to sell silver to Silver Wheaton (i)	$—	$(22)	$(53)
Conversion feature of Convertible Notes (ii) (note 20(b))	—	(57)	(184)
	$—	$(79)	$(237)

(1)	Included in other current (note 12) and non-current assets (note 19) on the Consolidated Balance Sheets.
In addition, accounts receivable arising from sales of metal concentrates have been designated and classified as at FVTPL by the Company as follows:

	At December 31 2013	At December 31 2012	At January 1 2012
Arising from sales of metal concentrates – classified as at FVTPL	$254	$298	$249
Not arising from sales of metal concentrates – classified as loans and receivables	215	269	154
Accounts receivable	$469	$567	$403

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(In millions of United States dollars, except where noted)

The net gains on derivatives for the years ended December 31 were comprised of the following:

Years ended December 31	2013	2012
Realized gains (losses)
Foreign currency, heating oil, copper, lead, zinc and silver contracts	$23	$20
Non-financial contract to sell silver to Silver Wheaton (i)	(10)	(20)
	13	—
Unrealized gains (losses)
Foreign currency, heating oil, copper, lead, zinc and silver contracts	(14)	20
Investments in warrants	—	(1)
Non-financial contract to sell silver to Silver Wheaton (i)	27	9
Conversion feature of Convertible Notes (ii)	57	127
	70	155
	$83	$155

(i)	Non-financial contract to sell silver to Silver Wheaton
At December 31, 2013, management estimates that the fair value of the Company’s commitment to deliver 1.5 million ounces of silver to Silver Wheaton during each of the four contract years ending August 5, 2014 at a fixed price per ounce is $13 million (December 31, 2012 – $60 million; January 1, 2012 – $90 million). The fair value was estimated as the difference between the forward market prices of silver for the remainder of the four contract years ending August 5, 2014, ranging from $19.38 to $19.44 per ounce (December 31, 2012 – $30.24 to $30.42 per ounce; January 1, 2012 – $28.04 to $29.55 per ounce) and the fixed price of $4.04 per ounce, receivable from Silver Wheaton, subject to an annual adjustment for inflation, multiplied by the remaining ounces to be delivered, and discounted using the Company’s after-tax weighted average cost of capital. At December 31, 2013, $13 million (December 31, 2012 – $38 million; January 1, 2012 – $37 million) is included in current derivative liabilities and no amount is included in non-current derivative liabilities (December 31, 2012 – $22 million; January 1, 2012 – $53 million).
The Company recorded a net gain on derivatives in the year ended December 31, 2013 of $17 million (2012 – net loss of $11 million) comprised of a realized loss of $10 million (2012 – realized loss of $20 million) on ounces delivered during the year and an unrealized gain of $27 million (2012 – unrealized gain of $9 million) on remaining ounces to be delivered. The remaining total ounces to be delivered by the Company as at December 31, 2013 were 0.9 million ounces (December 31, 2012 – 2.4 million ounces; January 1, 2012 – 3.9 million ounces).

(ii)	Conversion feature of convertible senior notes
At December 31, 2013, current derivative liabilities included $1 million (December 31, 2012 and January 1, 2012 – non current derivative liabilities of $57 million and $184 million, respectively) representing the fair value of the conversion feature of the Convertible Notes outstanding (note 20). During the year ended December 31, 2013, the Company recognized an unrealized gain of $57 million on derivatives, representing the change in fair value of the conversion feature of the Convertible Notes during the year (2012 – $127 million).

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(In millions of United States dollars, except where noted)

(b)	Financial assets designated as available-for-sale
The Company’s investments in marketable securities (included in other current assets (note 12) and investment in securities (note 18) are designated as available-for-sale. The unrealized losses on available-for-sale investments recognized in other comprehensive (loss) income (“OCI”) for the year ended December 31 were as follows:

	2013	2012
Mark-to-market losses on available-for-sale securities	$(87)	$(56)
Deferred income tax recovery in OCI	11	4
Unrealized losses on securities, net of tax	(76)	(52)
Reclassification adjustment for impairment losses included in net (loss) earnings, net of tax of $4 million (2012 – $8 million)	29	63
Reclassification adjustment for realized gains on disposition of available-for-sale securities recognized in net (loss) earnings, net of tax expense of $nil (2012 – $1 million)	(1)	(3)
	$(48)	$8

(c)	Fair value information

(i)	Fair value measurements of financial assets and liabilities recognized on the Consolidated Balance Sheets
The categories of the fair value hierarchy that reflect the significance of inputs used in making fair value measurements are as follows:
Level 1 – quoted prices in active markets for identical assets or liabilities;
Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and
Level 3 – inputs for the asset or liability that are not based on observable market data.
At December 31, 2013, the levels in the fair value hierarchy into which the Company’s financial assets and liabilities are measured and recognized on the Consolidated Balance Sheets at fair value on a recurring basis are categorized as follows:

	At December 31, 2013		At December 31, 2012		At January 1, 2012
	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2
Cash and cash equivalents (note 27)	$625	$—	$757	$—	$1,458	$—
Marketable securities (note 12)	5	—	12	—	15	—
Accounts receivable arising from sales of metal concentrates (note 23(a))	—	254	—	298	—	249
Investments in warrants (note 23(a))	—	—	—	—	1	—
Investments in equity securities (note 18)	77	—	162	—	207	—
Current derivative assets (note 23(a))	—	41	—	42	—	20
Non-current derivative assets (note 23(a))	—	1	—	—	—	—
Current derivative liabilities (note 23(a))	—	(57)	—	(68)	—	(65)
Non-current derivative liabilities (note 23(a))	—	—	—	(79)	—	(237)
At December 31, 2013, there were no financial assets and liabilities measured and recognized at fair value on a non-recurring basis.
The Company’s policy for determining when a transfer occurs between levels in the fair value hierarchy is to assess the impact at the date of the event or the change in circumstances that could result in a transfer. There were no transfers between Level 1 and Level 2 during the year ended December 31, 2013.
At December 31, 2013, there were no financial assets or liabilities measured and recognized on the Consolidated Balance Sheets at fair value that would be categorized as Level 3 in the fair value hierarchy (December 31, 2012 – $nil; January 1, 2012 – $nil). During the year ended December 31, 2013, certain mining properties and goodwill related to certain CGUs were assessed as impaired and

GOLDCORP    |  55

(In millions of United States dollars, except where noted)

written down to their recoverable amounts, being their FVLCTS. Valuation techniques and inputs used in the calculation of these fair value based amounts are categorized as Level 3 in the fair value hierarchy (notes 13(a), 13(f) and 17).

(ii)	Valuation methodologies for Level 2 financial assets and liabilities
Accounts receivable arising from sales of metal concentrates:
The Company’s metal concentrate sales contracts are subject to provisional pricing with the selling price adjusted at the end of the quotational period. At each reporting date, the Company’s accounts receivable on these contracts are marked-to-market based on a quoted forward price for which there exists an active commodity market (note 23(a)).
Current derivative assets and liabilities and non-current derivative assets:
The Company’s current derivative assets and liabilities are comprised of commodity and currency forward and option contracts, the current portion of the Company’s non-financial contract to sell silver to Silver Wheaton and the conversion feature of the Convertible Notes (note 23(a)). The Company's non-current derivative assets are comprised of currency contracts (note 23(a)). The fair values of the forward contracts are calculated using discounted contractual cash flows based on quoted forward curves and discount rates incorporating LIBOR and the applicable yield curve. The fair values of the option contracts are calculated using an option pricing model which utilizes a combination of quoted prices and market-derived inputs, including volatility estimates and option adjusted credit spreads.
Non-financial contract to sell silver to Silver Wheaton:
The fair value of ounces to be delivered is calculated using quoted silver forward prices over the contractual term less the fixed price of $4.04 per ounce, subject to an annual adjustment for inflation, and discounted using the Company’s after-tax weighted average cost of capital (note 23(a)(i)).
Conversion feature of Convertible Notes:
The fair value of the conversion feature is calculated using an option pricing model. The model utilizes a discounted cash flow analysis using a discount rate with an option adjusted credit spread, and the closing price of the Convertible Notes at the balance sheet date, which are traded in an active market (notes 20(b) and 23(a)(ii)).

(iii)	Fair values of financial assets and liabilities not already measured and recognized at fair value on the Consolidated Balance Sheets
At December 31, 2013, the carrying amounts of money market investments, accounts receivable not arising from sales of metal concentrates, accounts payable, accrued liabilities and certain short-term financing arrangements are considered to be reasonable approximations of their fair values due to the short-term nature of these instruments.
$1.5 billion Notes:
The initial recognition amount of the Company’s Notes has been accreted from March 20, 2013 to December 31, 2013 based on an annual effective interest rate of 2.37% and 3.84% for the 5-year Notes and 10-year Notes, respectively (note 20(a)). At December 31, 2013, the fair value of the Notes calculated using the closing price of the Notes (level 1 input) is $1.423 billion compared to its carrying amount of $1.496 billion, which includes $1.482 billion of accreted principal and $14 million of accrued interest payable included in accounts payable and accrued liabilities.
Convertible Notes:
The initial recognition amount of the liability component of the Convertible Notes has been accreted from June 5, 2009 to December 31, 2013 based on an annual effective interest rate of 8.57% (note 20(b)). At December 31, 2013, the fair value of the liability component of the Convertible Notes calculated using the closing price of the Convertible Notes (level 1 input), and bifurcating the fair value of the conversion feature, was $874 million compared to a carrying amount of $839 million, which includes $832 million of accreted principal balance and $7 million of accrued interest payable included in accounts payable and accrued liabilities.
5-year Primero promissory note:
The 5-year Primero promissory note has been accreted from August 6, 2010 to December 31, 2013, based on an annual effective interest rate of 5.50% (note 11). Management estimates the market interest rate on similar borrowings has decreased to approximately 5.31% per annum as at December 31, 2013. Based on the estimated market interest rate on similar borrowings, the fair value of the 5-year Primero promissory note at December 31, 2013 is $28 million (level 2 input) which is similar to its carrying amount of $28 million,

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(In millions of United States dollars, except where noted)

which represents the accreted principal. There was no accrued interest receivable recorded for the 5-year Primero promissory note as at December 31, 2013.
3-year Argentine peso loans:
On October 29, 2013 and November 13, 2013, the Company's Cerro Negro project entered into two 3-year Argentine peso loan agreements totaling 180 million Argentine pesos ($30 million) with third parties in Argentina (note 23(d)(ii)). At December 31, 2013, management estimates the market interest interest rate on similar borrowings by the Company in Argentina to be approximately 30% per annum. Based on the estimated market interest rate on similar borrowings by the Company in Argentina, the fair value of the 3-year Argentine pesos loans at December 31, 2013 was $24 million (level 2 input) compared to a carrying value of $28 million, which includes $0.3 million of interest payable included in other non-current liabilities.

(d)	Financial instruments and related risks
The Company manages its exposure to financial risks, including credit risk, liquidity risk, currency risk, interest rate risk and price risk in accordance with its Risk Management Policy. The Company’s Board of Directors oversees management’s risk management practices by setting trading parameters and reporting requirements. The Risk Management Policy provides a framework for the Company to manage the risks it is exposed to in various markets and to protect itself against adverse price movements. All transactions undertaken are to support the Company’s ongoing business. The Company does not acquire or issue derivative financial instruments for trading or speculative purposes.
The following describes the types of risks that the Company is exposed to and its objectives and policies for managing those risk exposures:

(i)	Credit risk
Credit risk is the risk that the counterparty to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations. Credit risk is primarily associated with trade receivables; however, it also arises on cash and cash equivalents, money market investments, derivative assets and other receivables. To mitigate exposure to credit risk on financial assets, the Company has established policies to limit the concentration of credit risk, to ensure counterparties demonstrate minimum acceptable credit worthiness and to ensure liquidity of available funds.
The Company closely monitors its financial assets and does not have any significant concentration of credit risk. The Company sells its products exclusively to large international financial institutions and other organizations with strong credit ratings. The historical level of customer defaults is negligible and, as a result, the credit risk associated with trade receivables at December 31, 2013 is considered to be negligible. The Company invests its cash and cash equivalents and money market investments in highly-rated corporations and government issuances in accordance with its short-term investment policy and the credit risk associated with its investments is considered to be low. Foreign currency, heating oil and commodity contracts are entered into with large international financial institutions with strong credit ratings.

The Company’s maximum exposure to credit risk is as follows:

	At December 31 2013	At December 31 2012	At January 1 2012
Cash and cash equivalents (note 27)	$625	$757	$1,458
Accounts receivable (note 23(a))	469	567	403
Other receivables (note 12)	45	45	—
Money market investments	—	—	272
Current and non-current derivative asset (note 23(a))	42	42	21
Current and non-current notes receivable (note 11)	28	42	82
Accrued interest receivable, included in other current assets (note 12)	—	—	5
	$1,209	$1,453	$2,241

(ii)	Liquidity risk
Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company has in place a rigorous planning, budgeting and forecasting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansionary plans. The Company ensures that sufficient committed loan

GOLDCORP    |  57

(In millions of United States dollars, except where noted)

facilities exist to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents and money market investments. In light of the recent decline in metal prices, access to capital markets has become more constrained with a potential to increase the cost of any future borrowings.
During the year ended December 31, 2013, the Company generated operating cash flows from continuing operations of $906 million, (December 31, 2012 – $1,900 million). At December 31, 2013, Goldcorp held cash and cash equivalents of $625 million (December 31, 2012 – $757 million; January 1, 2012 – $1,458 million) and working capital of $341 million, $183 million of which represents the Company's net assets held for sale (note 7) (December 31, 2012 – $1,127 million; January 1, 2012 – $2,130 million), which the Company defines as current assets less current liabilities. The Company held no money market investments with terms greater than 90 days at December 31, 2013 (December 31, 2012 – $nil; January 1, 2012 – $272 million).
On March 20, 2013, the Company issued two tranches of notes totalling $1.5 billion, consisting of $500 million in 5-year Notes with a coupon rate of 2.125% and $1.0 billion in 10-year Notes with a coupon rate of 3.70% (note 20(a)). The Notes are unsecured and interest is payable semi-annually in arrears on March 15 and September 15 of each year, which began on September 15, 2013. The Company received proceeds of $1.48 billion, net of transaction costs. Holders of the Notes may redeem their holding at any time during the three months prior to maturity.
On October 29, 2013 and November 13, 2013, the Company's Cerro Negro project entered into two 3-year Argentine peso loan agreements totaling 180 million Argentine pesos ($30 million) with third parties in Argentina. Both loans bear interest at 15.25% per annum to be repaid in eight quarterly installments beginning early 2015. At December 31, 2013, the carrying amount of the loans was $28 million, which is included in other non-current liabilities in the Consolidated Balance Sheets.
During the three months ended March 31, 2013, the Company’s Cerro Negro project entered into a 1-year $131 million credit facility agreement with Alumbrera. The principal drawn bears interest at 2% per annum. At December 31, 2013, Cerro Negro had drawn $131 million against the facility which is included in other current liabilities in the Consolidated Balance Sheets.
On December 18, 2012, the Company entered into a 1-year 469 million Argentine peso ($100 million) credit facility with a third party in Argentina. On December 4, 2013, the facility was extended for a further 180 days. The facility bears interest at Badlar, the average interest rate paid on short-term deposits over 1 million Argentine pesos, plus a floating margin based on 75% of the differential between the general lending rate and the deposit rate set by the Standard Bank Argentina S.A. At December 31, 2013, the Company had drawn 220 million Argentine peso ($34 million) against the credit facility (December 31, 2012 – 220 million Argentine peso ($45 million); January 1, 2012 – $nil) which is included in other current liabilities in the Consolidated Balance Sheets.
At December 31, 2013, the Company had an undrawn $2 billion revolving credit facility available until 2018. During the three months ended December 31, 2013, the Company had drawn $300 million against the credit facility, which was repaid immediately without any interest incurred.
In April 2010, Barrick Gold Corporation (“Barrick”), the project operator, and Goldcorp finalized the terms for $1.035 billion (100% basis) in project financing for Pueblo Viejo (Goldcorp’s share – $414 million). The lending syndicate is comprised of international financial institutions including two export credit agencies and a syndicate of commercial banks. The financing amount is divided into three tranches consisting of $375 million, $400 million and $260 million with terms of fifteen years, fifteen years and twelve years, respectively. The $375 million tranche bears a fixed coupon rate of 3.86% for the entire fifteen years. The $400 million tranche bears a coupon rate of LIBOR plus 3.25% pre-completion and scales gradually to LIBOR plus 5.10% (inclusive of a political risk insurance premium) for years thirteen to fifteen. The $260 million tranche bears a coupon rate of LIBOR plus 3.25% pre-completion and scales gradually to LIBOR plus 4.85% (inclusive of political risk insurance premium) for years eleven and twelve. Barrick and Goldcorp have each provided a guarantee for their proportionate share of the loan. The guarantees will terminate upon Pueblo Viejo meeting certain operating completion tests and are subject to a carve-out for certain political risk events. In July 2013, the remaining balance of $95 million was drawn against the credit facility (Goldcorp’s share – $38 million). In August 2013, the first repayment of $45 million was made (Goldcorp’s share – $18 million). At December 31, 2013, the outstanding balance of the credit facility was $990 million (Goldcorp’s share – $396 million).
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following table summarizes the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments:

GOLDCORP    |  58

(In millions of United States dollars, except where noted)

	At December 31, 2013					At December 31, 2012
	Within 1 year	2 to 3 years	4 to 5 years	Over 5 years	Total	Total
Accounts payable and accrued liabilities (1)	$829	$—	$—	$—	$829	$823
Current and non-current derivative liabilities (note 23(a)) (2)	56	—	—	—	56	91
Debt repayments (principal portion) (note 20)	863	—	500	1,000	2,363	863
Interest payments on Convertible Notes and the Company's Notes (note 20)	65	95	90	167	417	34
Capital expenditure commitments (3)	480	34	—	—	514	764
Reclamation and closure cost obligations (note 21)	27	41	39	1,740	1,847	2,771
Minimum rental and lease payments	14	8	—	18	40	49
Other	203	62	9	51	325	130
	$2,537	$240	$638	$2,976	$6,391	$5,525

(1)	Excludes accrued interest on the Convertible Notes and the Company's Notes which is disclosed separately in the above table.

(2)	Excludes conversion feature of the Convertible Notes.

(3)
Contractual commitments are defined as agreements that are enforceable and legally binding. Certain of the contractual commitments may contain cancellation clauses; however, the Company discloses the contractual maturities of the Company's operating and capital commitments based on management's intent to fulfil the contract.

At December 31, 2013, the Company had letters of credit outstanding and secured deposits in the amount of $430 million (December 31, 2012 – $427 million; January 1, 2012 – $308 million).
In the opinion of management, the working capital at December 31, 2013, together with future cash flows from operations and available funding facilities, is sufficient to support the Company’s commitments. At December 31, 2013, the Company’s capital commitments over the next twelve months, including its share of commitments of its associates, amounted to $480 million (December 31, 2012 – $743 million; January 1, 2012 – $765 million). The Company’s total planned capital expenditures for 2014 are $2.3 to $2.5 billion, 40% of which relate to operations and the remaining 60% to projects (Cerro Negro, Éléonore, Cochenour, Camino Rojo and El Morro).
For the periods beyond 2014, the Company’s cash flows from operations and available funding under the Company’s loan and credit facilities are expected to sufficiently support further expansions and growth. Peñasquito will be the main driver of the Company’s gold production growth expected in the next five years, with significant contributions from Red Lake, Pueblo Viejo and Cerro Negro.

(iii)	Market risk
Currency risk
Currency risk is the risk that the fair values or future cash flows of the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. Exchange rate fluctuations may affect the costs that the Company incurs in its operations. Gold, silver, copper, lead and zinc are sold in US dollars and the Company’s costs are incurred principally in US dollars, Canadian dollars, Mexican pesos, Argentinean pesos, Guatemalan quetzals and Chilean pesos. The appreciation of foreign currencies against the US dollar can increase the cost of gold, silver, copper, lead and zinc production and capital expenditures in US dollar terms. The Company also holds cash and cash equivalents that are denominated in foreign currencies which are subject to currency risk. Accounts receivable and other current and non-current assets denominated in foreign currencies relate to goods and services taxes, income taxes, value-added taxes and insurance receivables. The Company is further exposed to currency risk through non-monetary assets and liabilities of entities whose taxable profit or tax loss are denominated in foreign currencies. Changes in exchange rates give rise to temporary differences resulting in a deferred tax liability or asset with the resulting deferred tax charged or credited to income tax expense. At December 31, 2013, the Company had $5.6 billion of deferred income tax liabilities, of which $5.2 billion arose primarily from the acquisitions of Placer Dome Inc.’s assets and Glamis in 2006, and Camino Rojo and Cerro Negro in 2010 and which are denominated in foreign currencies.
The Company is exposed to currency risk through the following financial assets and liabilities, and deferred income tax assets and liabilities denominated in foreign currencies:

GOLDCORP    |  59

(In millions of United States dollars, except where noted)

At December 31, 2013	Cash and cash equivalents	Accounts receivable and other current and non-current assets	Income taxes receivable (payable), current and non-current	Accounts payable and accrued liabilities and non-current liabilities	Deferred income tax liabilities
Canadian dollar	$13	$75	$18	$(328)	$(954)
Mexican peso	25	134	138	(180)	(2,860)
Argentinean peso	18	165	2	(162)	(1,237)
Guatemalan quetzal	3	7	(3)	(41)	(103)
Chilean peso	3	12	—	(6)	—
	$62	$393	$155	$(717)	$(5,154)
At December 31, 2012
Canadian dollar	$13	$105	$(88)	$(351)	$(880)
Mexican peso	57	140	(46)	(86)	(2,849)
Argentinean peso	42	88	—	(131)	(1,211)
Guatemalan quetzal	—	11	(2)	(38)	(18)
Chilean peso	1	10	—	(9)	—
	$113	$354	$(136)	$(615)	$(4,958)

During the year ended December 31, 2013, the Company recognized a net foreign exchange loss of $43 million (2012 – net gain of $1 million). Based on the Company’s net exposures (other than those relating to taxes) at December 31, 2013, a 10% depreciation or appreciation of the foreign currencies against the US dollar would have resulted in an approximate $21 million increase or decrease in the Company’s after-tax net earnings, respectively.
During the year ended December 31, 2013, the Company recognized a net foreign exchange gain of $135 million in income tax expense on income taxes receivable/(payable) and deferred taxes (2012 – net gain of $28 million). Based on the Company’s net exposures relating to taxes at December 31, 2013, a 10% depreciation or appreciation of the foreign currencies against the US dollar would have resulted in an approximate $196 million increase or decrease in the Company’s after-tax net earnings, respectively.
During the year ended December 31, 2013, and in accordance with its Risk Management Policy, the Company entered into Canadian dollar and Mexican peso forward and option contracts to purchase and sell the respective foreign currencies at pre-determined US dollar amounts. These contracts were entered into to normalize operating expenses incurred by the Company’s foreign operations as expressed in US dollar terms (note 23(a)).
Interest rate risk
Interest rate risk is the risk that the fair values and future cash flows of the Company's financial instruments will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk primarily on its outstanding borrowings, its share of the Pueblo Viejo project financing and credit facility, and its cash and cash equivalents, credit facilities and interest-bearing receivables. At December 31, 2013, the Company’s revolving credit facility is subject to a floating interest rate. The Company monitors its exposure to interest rates and is comfortable with its exposures given the relatively low short-term US dollar rates. The weighted-average interest rate paid by the Company during the year ended December 31, 2013 on its revolving credit facility was nil% (2012 – nil%). The average interest rate earned by the Company during the year ended December 31, 2013 on its cash and cash equivalents was 0.18% (2012 – 0.21%). A 10% increase or decrease in the interest earned from financial institutions on deposits held would result in a nominal increase or decrease in the Company’s after-tax net earnings.
There has been no significant change in the Company’s exposure to interest rate risk, and there has been no change to its objectives and policies for managing these risks during the year ended December 31, 2013.
Price risk
Price risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market prices. There has been no change in the Company’s objectives and policies for managing this risk and no significant change to the Company’s exposure to price risk during the year ended December 31, 2013.

GOLDCORP    |  60

(In millions of United States dollars, except where noted)

The Company has a policy not to hedge gold sales. In accordance with the Company’s Risk Management Policy, the Company may hedge up to 50% and 30% of its by-product base metal sales volume over the next fifteen months and subsequent sixteen to twenty-seven months, respectively, to manage its exposure to fluctuations in base metal prices (note 23(a)).
The costs relating to the Company’s production, development and exploration activities vary depending on the market prices of certain mining consumables including diesel fuel and electricity. A 10% increase or decrease in diesel fuel market prices would result in a $19 million decrease or increase in the Company’s after-tax net earnings. The Company does not intend to hedge against diesel fuel price fluctuations in Mexico as the government regulates the domestic market. As and when it is determined to be favourable, the Company will enter into hedges against diesel fuel price fluctuations in Canada and the United States. At December 31, 2013, the Company has entered into heating oil contracts to manage its exposure to fuel prices (note 23(a)). Electricity is regionally priced in Ontario, Canada and Mexico and semi-regulated by the provincial and federal governments, respectively. The regulation of electricity prices reduces the risk of price fluctuation and the Company therefore does not contemplate entering into contracts to hedge against such risk.
The Company holds certain investments in available-for-sale equity securities which are measured at fair value, being the closing share price of each equity security, at the balance sheet date. The Company is exposed to changes in share prices which would result in gains and losses being recognized in other comprehensive income.

24.	MANAGEMENT OF CAPITAL
The Company’s objectives of capital management are to safeguard its ability to support the Company’s normal operating requirements on an ongoing basis, continue the development and exploration of its mineral properties and support any expansionary plans.

The capital of the Company consists of items included in shareholders’ equity, debt and short-term credit facilities net of cash and cash equivalents and money market investments as follows:

	At December 31 2013	At December 31 2012	At January 1 2012
Shareholders’ equity	$19,545	$22,716	$21,272
Current and long-term debt (note 20)	2,314	783	737
Short-term credit facilities (note 23(d)(ii))	193	45	—
	22,052	23,544	22,009
Less: Cash and cash equivalents	(625)	(757)	(1,458)
Money market investments	—	—	(272)
	$21,427	$22,787	$20,279

The Company manages its capital structure and makes adjustments in light of changes in its economic environment and the risk characteristics of the Company’s assets. To effectively manage the entity’s capital requirements, the Company has in place a rigorous planning, budgeting and forecasting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company ensures that there are sufficient committed loan facilities to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents and money market investments.

At December 31, 2013, the Company expects its capital resources and projected future cash flows from operations to support its normal operating requirements on an ongoing basis, and planned development and exploration of its mineral properties and other expansionary plans. At December 31, 2013, there was no externally imposed capital requirement to which the Company is subject and with which the Company has not complied.

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(In millions of United States dollars, except where noted)

25.	SHARE-BASED COMPENSATION AND OTHER RELATED INFORMATION

(a)	Stock options
The Company granted 3.3 million stock options to its employees and officers during the year ended December 31, 2013, which vest over a period of 3 years, are exercisable at C$26.66 to C$33.48 per option, expire in 2018, and had a total fair value of $22 million at the dates of grant. The Company granted 1.6 million stock options to its employees and officers during the year ended December 31, 2012, which vest over a period of 3 years, are exercisable at C$35.66 to C$48.72 per option, expire in 2017, and had a total fair value of $19 million at the dates of grant.
The weighted average fair value of stock options granted of $7.15 per option during the year ended December 31, 2013 (2012 – $12.76) was calculated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions and inputs:

	2013	2012
Expected life	3.1 years	3.1 years
Expected volatility	35.2%	37.6%
Expected dividend yield	1.9%	1.1%
Estimated forfeiture rate	9.3%	9.0%
Risk-free interest rate	1.1%	1.1%
Weighted average share price	$31.71	$48.40
The expected volatility assumption is based on the historical and implied volatility of Goldcorp’s Canadian dollar common share price on the Toronto Stock Exchange. The risk-free interest rate assumption is based on yield curves on Canadian government zero-coupon bonds with a remaining term equal to the stock options’ expected life.
The following table summarizes the changes in outstanding stock options during the years ended December 31:

	Options Outstanding (000’s)	Weighted Average Exercise Price (C$/option)
At January 1, 2013	16,345	$42.01
Granted	3,332	32.56
Exercised	(168)	18.14
Forfeited/expired	(2,372)	41.40
At December 31, 2013	17,137	$40.49
At January 1, 2012	17,574	$41.49
Granted	1,592	48.31
Exercised	(1,200)	36.85
Forfeited	(1,621)	46.37
At December 31, 2012	16,345	$42.01
During the year ended December 31, 2013, the weighted average share price at the date stock options were exercised was C$29.24 (2012 – C$43.88).

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(In millions of United States dollars, except where noted)

The following table summarizes information about the Company’s stock options outstanding at December 31, 2013:

	Options Outstanding			Options Exercisable
Exercise Prices (C$/option)	Options Outstanding (000’s)	Weighted Average Exercise Price (C$/option)	Weighted Average Remaining Contractual Life (years)	Options Outstanding and Exercisable (000’s)	Weighted Average Exercise Price (C$/option)	Weighted Average Remaining Contractual Life (years)
$16.87 – $19.23	511	$18.69	1.3	511	$18.69	1.3
$24.40 – $27.53	873	26.15	3.5	625	25.64	3.2
$28.84 – $31.93	1,005	30.51	3.2	632	31.02	2.5
$33.48 – $35.66	4,592	34.40	2.5	1,983	35.60	0.4
$37.82 – $40.79	236	38.73	0.7	222	38.67	0.5
$44.50 – $46.76	4,057	44.53	1.4	4,042	44.53	1.4
$48.16 – $48.72	5,863	48.28	2.4	3,501	48.23	2.3
	17,137	$40.49	2.2	11,516	$41.09	1.6

(b)	Restricted share units (“RSUs”)
The Company issued 1.7 million RSUs during the year ended December 31, 2013, 31,500 of which vested immediately with the remainder vesting over 3 years and which have a total fair value of $52 million based on the market value of the underlying shares at the date of issuance (weighted average fair value per RSU – $32.68). The Company issued 1.2 million RSUs during the year ended December 31, 2012, 35,000 of which vested immediately with the remainder vesting over 3 years and which have a total fair value of $55 million based on the market value of the underlying shares at the date of issuance (weighted average fair value per RSU – $49.46).
At December 31, 2013, there were 2.4 million RSUs outstanding (December 31, 2012 – 1.4 million; January 1, 2012 – 0.7 million).

(c)	Stock options and restricted share units compensation expense
For the year ended December 31, 2013, total share-based compensation relating to stock options and RSUs was $71 million (2012 – $81 million), $65 million (2012 – $81 million) of which is included in corporate administration in the Consolidated Statements of (Loss) Earnings and $6 million was capitalized to projects (2012 – $nil), with a corresponding credit to shareholders’ equity.

(d)	Performance share units (“PSUs”) compensation expense
During the year ended December 31, 2013, the Company issued 389,610 PSUs with a total fair value of $9 million at the date of issuance. During the year ended December 31, 2012, the Company issued 183,155 PSUs with a total fair value of $8 million at the date of issuance.
The fair value of PSUs granted was calculated as of the date of grant using a binomial pricing model with the following weighted average assumptions:

	2013	2012
Expected life	3 years	3 years
Expected volatility	33.6%	37.2%
Expected dividend yield	1.9%	1.0%
Estimated forfeiture rate	9.9%	9.0%
Risk-free interest rate	1.2%	1.1%
Weighted average share price	$33.62	$47.62
Total share-based compensation expense included in corporate administration in the Consolidated Statements of (Loss) Earnings (Loss) relating to PSUs for the year ended December 31, 2013 was $4 million (2012 – $1 million).
At December 31, 2013, the carrying amount of PSUs outstanding and included in other current liabilities and other non-current liabilities in the Consolidated Balance Sheet was $4 million and $3 million, respectively (December 31, 2012 – $3 million and $5 million,

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(In millions of United States dollars, except where noted)

respectively; January 1, 2012 – $nil and $7 million, respectively). At December 31, 2013, the total intrinsic value of PSUs outstanding and vested was $nil (December 31, 2012 – $nil; January 1, 2012 – $nil). During the year ended December 31, 2013, the total intrinsic value of PSUs vested and exercised was $5 million (2012 – $nil).
At December 31, 2013, there were 0.7 million PSUs outstanding (December 31, 2012 – 0.5 million; January 1, 2012 – 0.5 million).

(e)	Phantom restricted units (“PRUs”)
On January 22, 2013, the Board of Directors approved a Phantom Restricted Units Plan (“the Plan”). Under the Plan, participants are granted a number of PRUs which entitle them to a cash payment equivalent to the fair market value of one common share for each PRU held by the participant on the vesting date.
There were 404,744 PRUs issued during the year ended December 31, 2013, which vest over 3 years and had a fair value of $12 million based on the market value of the underlying shares at the date of issuance (weighted average fair value per unit – $32.50).
Total share-based compensation relating to PRUs for the year ended December 31, 2013 was $4 million, $3 million of which is included in corporate administration in the Consolidated Statements of (Loss) Earnings and $1 million was capitalized to projects (2012 – $nil).
At December 31, 2013, the total carrying amount of PRUs outstanding of 0.4 million units and included in other current liabilities and other non-current liabilities in the Consolidated Balance Sheet was $2 million and $2 million, respectively (December 31, 2012 and January 1, 2012 – $nil and $nil, respectively).

(f)	Employee share purchase plan
During the year ended December 31, 2013, the Company recorded compensation expense of $5 million (2012 – $4 million), which is included in corporate administration in the Consolidated Statements of (Loss) Earnings, representing the Company’s contributions to the employee share purchase plan measured using the market price of the underlying shares at the dates of contribution.

(g)	Issued share capital
The Company has an unlimited number of authorized shares and does not reserve shares for issuances in connection with the exercise of stock options and the vesting of restricted share units.

26.	PER SHARE INFORMATION
Net (loss) earnings per share from continuing operations for the years ended December 31 was calculated based on the following:

	2013	2012
Basic net (loss) earnings from continuing operations	$(2,642)	$1,695
Effect of dilutive securities:
Conversion feature of Convertible Notes – change in fair value recognized in net (loss) earnings	—	(127)
Diluted net (loss) earnings from continuing operations	$(2,642)	$1,568
Net (loss) earnings per share for the years ended December 31 was calculated based on the following:

	2013	2012
Basic net (loss) earnings	$(2,709)	1,749
Effect of dilutive securities:
Conversion feature of Convertible Notes – change in fair value recognized in net (loss) earnings	—	(127)
Diluted net (loss) earnings	$(2,709)	$1,622

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(In millions of United States dollars, except where noted)

Net (loss) earnings per share from continuing operations and net (loss) earnings for the years ended December 31 were calculated based on the following:

(in thousands)	2013	2012
Basic weighted average number of shares outstanding	812,040	810,409
Effect of dilutive securities:
Stock options	—	1,116
RSUs	—	1,362
Convertible Notes	—	18,073
Diluted weighted average number of shares outstanding	812,040	830,960
As a result of the diluted net loss from continuing operations and the diluted net loss incurred during the year ended December 31, 2013, the effect of the following securities was anti-dilutive, and therefore excluded from the computation of diluted net loss per share from continuing operations and diluted net loss per share. Had the securities been dilutive, the computation of diluted net loss per share from continuing operations and diluted net loss per share and the diluted weighted average number of shares outstanding would have included the following:

Year ended December 31	2013
Effect on diluted weighted average number of shares outstanding (in thousands):
Stock options	270
RSUs	2,370
Convertible Notes	18,235
Total	20,875
The basic and diluted net loss per share from discontinued operation for the year ended December 31, 2013 was $(0.09) (2012 – net earnings per share of $0.07 and $0.06, respectively).
The weighted average number of stock options outstanding during the year ended December 31, 2013 was 16.5 million (2012 – 16.1 million). If the Company did not incur a diluted net loss from continuing operations and a diluted net loss for the year ended December 31, 2013, 1.3 million of the weighted average number of stock options outstanding during the year ended December 31, 2013, respectively, would have been dilutive (2012 – 5.7 million) and included in the above table. The effect of the remaining 15.2 million of these stock options for the year ended December 31, 2013 (2012 – 10.4 million) would have been anti-dilutive because the underlying exercise prices exceeded the average market price of the underlying common shares of C$29.23 (2012 – C$41.26).
Dividends declared:
During the year ended December 31, 2013, the Company declared and paid to its shareholders dividends of $0.60 per share for total dividends of $486 million (2012 – $0.54 per share, for total dividends of $438 million). For the period January 1, 2014 to February 12, 2014, the Company declared dividends payable of $0.05 per share for total dividends of approximately $41 million.

27.	SUPPLEMENTAL CASH FLOW INFORMATION

Years ended December 31	2013	2012
Change in operating working capital
Accounts receivable	$(60)	$(218)
Inventories and stockpiled ore	(193)	(95)
Accounts payable and accrued liabilities	(20)	93
Income taxes receivable	(235)	13
Other	(9)	1
	$(517)	$(206)

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(In millions of United States dollars, except where noted)

Years ended December 31	2013	2012
Operating activities include the following cash received (paid):
Interest received	$5	$3
Interest paid	(23)	(1)
Income taxes received	22	45
Income taxes paid	(355)	(501)
Investing activities include the following cash received (paid):
Purchases of money-market investments	(613)	(10)
Proceeds from the maturity of money-market investments	613	289
Purchases of available-for-sale securities	(2)	(9)
Proceeds from the sale of available-for-sale securities	8	—
Investing activities of discontinued operation include the following cash received:
Principal repayment on promissory note receivable from Primero	13	10

	At December 31 2013	At December 31 2012	At January 1 2012
Cash and cash equivalents are comprised of:
Cash	$505	$455	$151
Short-term money market investments	120	302	1,307
	$625	$757	$1,458

28.	RELATED PARTY TRANSACTIONS
(a)Related party transactions

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. During its normal course of operation, the Company enters into transactions with its related parties for goods and services. There were no related party transactions for the years ended December 31, 2013 and 2012 that have not been disclosed in these consolidated financial statements.

(b)Compensation of directors and other key management personnel

The remuneration of the Company’s directors and other key management personnel during the years ended December 31 are as follows:

	2013	2012
Short-term employee benefits (i)	$13	$10
Post-employment benefits	7	1
Share-based compensation	21	14
	$41	$25

(i)	Short-term employee benefits include salaries, bonuses payable within twelve months of the balance sheet date and other annual employee benefits.

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(In millions of United States dollars, except where noted)

29.	CONTINGENCIES
Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

(a)
Article 27 of the Mexican Constitution and subsequent legislation established the “ejido” and communal landholding as forms of land tenure in Mexico. There are eleven ejido communities in the vicinity of the Company’s Mexican mining operations and ejido lands cover all of the lands used by the Company for its current mining operations at its Peñasquito, Los Filos and El Sauzal mines. The Company enters into temporary occupation agreements ranging from 5 to 30 years with the ejido communities which allows the Company to use the surface of the lands for its mining operations. In Mexico, mining rights that are covered under a concession do not include direct ownership or possession rights over the surface, or surface access, and at any particular time the Company may be involved in negotiations with various ejido communities to enter into new temporary occupation agreements or amend existing agreements. Failure to reach agreement may cause delays to operations and projects, and on occasion, lead to litigation.

(b)
Law 3318 creates a new form of tax in Argentina's Province of Santa Cruz for mining companies. The tax is levied on 1% of the value of mine reserves reported in feasibility studies and financial statements inclusive of variations resulting from ongoing exploitation. Regulations issued in the third quarter require that the tax is calculated on “measured” reserves and the Company has interpreted this to mean “proven” reserves. The Province has disputed the Company's interpretation but has not provided further clarification on the definition of "measured" reserves, and the outcome is not clear at this time. The Company has filed a legal claim disputing the legality of the new tax and has paid the initial tax installment under protest.

(c)
On September 23, 2013, Argentina’s federal Income Tax Statute was amended to include a 10% income tax withholding on dividend distributions by Argentine corporations and branch profit distributions by foreign corporations. It is the Company's position that the new withholding tax violates tax stability rights provided to mining projects by Mining Investment Law No. 24,196 (“MIL”). Mining projects subject to MIL would generally pay the new withholding tax under protest and request a refund or tax credit for the excess of the overall tax burden. The Company believes that both Alumbrera and Oroplata, S.A. are subject to the MIL, and accordingly should be entitled a refund or tax credit for withholding taxes paid under the new law. The Company has accrued $19 million included in net (loss) earnings of associates for earned but undistributed profits with regards to its 37.5% interest in Alumbrera.

(d)
In October 2013, the environmental authority of the Atacama Region, Comision de Evaluacion Ambiental approved the Environmental Impact Study (“EIS”) submitted by Goldcorp-El Morro. The decision resulted in a new Environmental Assessment Resolution issued in October 2013 (“RCA 232”).

In November 2013, RCA 232 was challenged before the Court of Appeals of Copiapo, through a constitutional claim. The Court issued an injunction in favor of the plaintiffs which prohibits Goldcorp-El Morro from conducting construction activities. Goldcorp-El Morro has been admitted as an interested party to the constitutional claim. A ruling by the Court of Appeals is anticipated by the second quarter of 2014 and if the claim is appealed, a final decision by the Supreme Court is expected by mid-2014.

30.	SUBSEQUENT EVENT
On January 14, 2014, the Company commenced an offer to acquire all of the outstanding common shares of Osisko Mining Corporation (“Osisko”), a mid-tier publicly traded gold producer operating the Canadian Malartic gold mine in Quebec, Canada, with exploration projects in Ontario, Canada and Mexico. Under the terms of the offer, Osisko shareholders will receive 0.146 of a Goldcorp common share plus C$2.26 in cash for each Osisko common share held, for total consideration of approximately C$2.6 billion in cash and shares. The offer is open until February 19, 2014, unless extended or withdrawn, and is subject to customary conditions, including the acceptance by Osisko shareholders owning a minimum of 66.67% of the outstanding common shares of Osisko on a fully-diluted basis. The offer is not subject to Goldcorp shareholders’ approval.

On January 29, 2014, the Company was served with a claim in Quebec seeking an injunction relating to its offer and a hearing has been scheduled for March 3 to 5, 2014. The Company has undertaken to the court to not take up and pay for Osisko shares tendered under the offer until receipt of judgment from the hearing. The Company intends to extend the offer from February 19 to March 10, 2014.

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CORPORATE OFFICE	STOCK EXCHANGE LISTING

Park Place	Toronto Stock Exchange: G
Suite 3400 – 666 Burrard Street	New York Stock Exchange: GG
Vancouver, BC V6C 2X8 Canada
Tel: (604) 696-3000	TRANSFER AGENT
Fax: (604) 696-3001
CIBC Mellon Trust Company
www.goldcorp.com	(Canadian Stock Transfer Company Inc. acts as
Administrative Agent for CIBC Mellon Trust Company)
TORONTO OFFICE	Suite 1600 – 1066 West Hastings Street
Vancouver, BC V6E 3X1 Canada
Suite 3201 – 130 Adelaide Street West	Toll free in Canada and the US:
Toronto, ON M5H 3P5 Canada	(800) 387-0825
Tel: (416) 865-0326	Outside of Canada and the US:
Fax: (416) 359-9787	(416) 682-3860

RENO OFFICE	inquiries@canstockta.com

Suite 310 – 5190 Neil Road	www.canstockta.com
Reno, NV 89502 United States
Tel: (775) 827-4600	AUDITORS
Fax: (775) 827-5044
Deloitte LLP
MEXICO OFFICE	Vancouver, BC

Paseo de las Palmas 425-15	INVESTOR RELATIONS
Lomas de Chapultepec
11000 Mexico, D.F.	Jeff Wilhoit
Tel: 52 (55) 5201-9600	Vice President, Investor Relations
Toll free: (800) 567-6223
GUATEMALA OFFICE	Email: info@goldcorp.com

5ta avenida 5-55 zona 14 Europlaza	REGULATORY FILINGS
Torre 1 Nivel 6 oficina 601
Guatemala City	The Company’s filings with the Ontario Securities Commission
Guatemala, 01014	can be accessed on SEDAR at www.sedar.com.
Tel: 502 2329 2600
The Company’s filings with the US Securities and
ARGENTINA OFFICE	Exchange Commission can be accessed on EDGAR
at www.sec.gov.
Maipu 255, Piso 12
C1084ABE Capital Federal
Buenos Aires, Argentina
Tel: 54 114 323 7000

CHILE OFFICE

Avda. Apoquindo 4501, oficina 703
Las Condes
Santiago 7580125, Chile
Tel: 562 898 9300

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